As Filed with the Securities and Exchange Commission on July 24, 1998
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          GUARDIAN INTERNATIONAL, INC.
               (Exact name of registrant as specified in charter)

             Nevada                                               58-1799634
(State of other jurisdiction or                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                              3880 N. 28th Terrace
                         Hollywood, Florida 33020-1118
                                 (954) 926-5200
               (Address, including zip code, and telephone number
        including area code, of registrant's principal executive office)

        RICHARD GINSBURG                                HARVEY GOLDMAN, ESQ.
President and Chief Executive Officer                 Steel Hector & Davis LLP
   Guardian International, Inc.                     200 South Biscayne Boulevard
      3880 N. 28th Terrace                                   41st Floor
  Hollywood, Florida 33020-1118                        Miami, FL  33131-2398
        (954) 926-5200                                     (305) 577-7011

          (Name, addresses, including zip codes, and telephone numbers including area codes. of agents for service)

             It is respectfully requested that the Commission send
              copies of all notices, orders and communications to:




    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AT SUCH TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS THE SELLING SECURITY HOLDERS SHALL DETERMINE.

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OTHER THAN OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                               PROPOSED
                                                                MAXIMUM                   PROPOSED
      TITLE OF EACH CLASS          NUMBER OF SHARES         OFFERING PRICE            MAXIMUM AGGREGATE             AMOUNT OF
OF SECURITIES TO BE REGISTERED     TO BE REGISTERED            PER SHARE               OFFERING PRICE         REGISTRATION FEE (1)
------------------------------------------------------------------------------------------------------------------------------------

Class A Voting Common Stock,           1,981,700                 1.47                     2,913,099                   $859
par value $.001 per share
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of bid and asked price of the small business issuer's Class A Common Stock through the National Quotation Bureau's National Daily Quotation Price Sheets on July 21, 1998.

The Small Business Issuer hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Small Business Issuer shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determined.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                   Subject to Completion, dated July 24, 1998

                          GUARDIAN INTERNATIONAL, INC.
                 1,981,700 SHARES OF CLASS A VOTING COMMON STOCK
                            PAR VALUE $.001 PER SHARE

         This Prospectus relates to the public offering that may be made from time to time of up to 1,981,700 shares (the "Shares") of Class A Voting Common Stock, par value $.001 per share (the "Class A Common Stock"), of Guardian International, Inc., a Nevada corporation (the "Company" or "Guardian") by, or for the accounts of, the holders thereof (the "Selling Security Holders").

         The Shares were issued by the Company as a portion of the consideration for the acquisition by the Company of 100% of the common stock of Mutual Central Alarm Services, Inc., a New York corporation ("Mutual"), pursuant to a Stock Purchase Agreement effective as of February 1, 1998 between all of the Selling Security Holders and the Company (the "Purchase Agreement"). The Shares were exempt from registration under the Securities Act and applicable state securities laws pursuant to Section 4(2) of the Securities Act.

         The Class A Common Stock is quoted through the National Quotation Bureau's National Daily Quotation Price Sheets under the symbol "GIIS." The average of the bid and asked price for the Class A Common Stock through the National Quotation Bureau's National Daily Quotation Price Sheets on July 21, 1998 was $1.47 per share.

         THE CLASS A COMMON STOCK OFFERED HEREBY INVOLVES A SUBSTANTIAL DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Shares may be sold from time to time by the Selling Security Holders or their transferees. No underwriting arrangements have been entered into by the Selling Security Holders as of the date hereof. The distribution of the Shares by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such Shares as principals, at prevailing market prices at the time of sale, prices related to such prevailing market prices, or negotiated prices. Underwriting discounts and usual and customary or specifically negotiated brokerage fees or commissions will be paid by the Selling Security Holders in connection with sales of the Shares. See "Plan of Distribution."

         The Company will not receive any proceeds from the sale of the Shares. By agreement with the Selling Security Holders, the Company will pay all of the expenses incident to the registration of the Shares under the Securities Act (other than the Selling Security Holders' pro rata share of underwriter's commissions and discounts, if any, which is to be paid by the Selling Security Holders), estimated to be approximately $25,859.


                                                         PROCEEDS TO ISSUER OR
                               PRICE TO PUBLIC              OTHER PERSONS
------------------------------------------------------------------------------

Per Share

Total (1)
------------------------------------------------------------------------------

(1) The total amount of expenses incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities offered hereby is $25,859. See "Other Expenses of Issuance and Distribution" below for an itemization of this total.

         The Selling Security Holders, and any broker-dealers, agents, or underwriters through whom the Shares are sold, may be deemed "underwriters" within the meaning of the Securities Act with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation.

         THE DATE OF THIS PROSPECTUS IS JULY ___, 1998.

                              AVAILABLE INFORMATION

Guardian is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports and other information filed by Guardian are available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including Guardian, that file electronically with the Commission.

This Prospectus constitutes part of a Registration Statement which the Company has filed with the Commission under the Securities Act with respect to the Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is made to the Registration Statement and related Exhibits thereto for further information with respect to the Company and the securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained in this Prospectus concerning the provisions of any documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                           REPORTS TO SECURITY HOLDERS

The Company will send a copy of its Annual Report on Form 10-KSB to security holders in conjunction with the filing as of March 31, 1998 with the Commission of its Form 10-KSB for fiscal year 1997. The Annual Report includes audited financial statements

         Additional copies of the Annual Report can be obtained from Guardian International, Inc., 3880 North 28th Terrace, Hollywood, Florida 33020-1118;
Attention: Chief Financial Officer. The Company's telephone number is: (954) 926-5200.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), the Company is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of the Company herein or orally, whether in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, identified through the use of words or phrases such as the Company or management "believes," "expects," "anticipates," "hopes," words or phrases such as "will result," "are expected to," "will continue," "is anticipated," "estimated," "projection" and "outlook," and words of similar import) are not historical facts and may be forward-looking.

         Such forward-looking statements involve estimates, assumptions, and uncertainties, and, accordingly, actual results could differ materially from the those expressed in the forward-looking statements. Such uncertainties include, among others, the following: (i) the ability of the Company to add additional customer accounts to its account base through acquisitions from third parties, internally generated new accounts and strategic alliances which lend to the Company's appeal as an acquirer; (ii) the level of subscriber attrition, (iii) the availability of capital to the Company relative to certain larger companies in the security alarm industry which have significantly greater capital and resources, (iv) increased false alarm fines and/or the possibility of reduced public response to alarm signals,
(v) changes in local, state and federal regulations, (vi) availability of qualified personnel, (vii) competitive factors in the industry, including additional competition from existing competitors or future entrants to the industry, (viii) social and economic conditions (ix) natural disasters and (x) other risk factors described in the Company's reports filed with the Commission from time to time. See "Risk Factors" below.

         The Company cautions that the factors described above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                  RISK FACTORS

         Prospective purchasers of shares of Common Stock offered hereby should carefully review the information contained elsewhere in this Prospectus, in the accompanying Prospectus Supplement and incorporated by reference herein or therein and should carefully consider the following risk factors. These risk factors may contain forward-looking statements. See "Cautionary Note" above.

IMPACT OF ACQUISITION STRATEGY ON OPERATIONS

         A principal element of the Company's business strategy is to grow rapidly by acquiring portfolios of alarm monitoring accounts. Acquisitions have been the primary source of the Company's growth. Since January 1996, Guardian has completed 12 transactions, thereby adding approximately 13,400 subscribers. These acquisitions have placed and will continue to place substantial demands on the Company's management, operational resources and financial and internal control systems. The Company's future operating results will depend in part on the Company's ability to integrate acquired businesses efficiently and to continue to implement and improve the Company's operating and financial controls and to expand, train and manage the Company's expanding employee base. Significant changes in quarterly revenues and costs may result from the Company's execution of its business strategy, resulting in fluctuating financial results. Additionally, management of growth may limit the time available to the Company's management to attend to other operational, financial and strategic issues. Moreover, due to the continuing consolidation of the security alarm monitoring industry and the acquisition by the Company and other alarm companies of a number of large portfolios of subscriber accounts, there may in the future be fewer large portfolios of subscriber accounts available for acquisition. The Company faces competition for the acquisition of portfolios of subscriber accounts, and may be required to offer higher prices for subscriber accounts it acquires in the future than the

Company has offered in the past. See "Description of Business Competition." There can be no assurance that the Company will be able to find acceptable acquisition candidates or, if such candidates are identified, that acquisitions can be consummated on terms acceptable to the Company.

         Acquisitions of portfolios of subscriber accounts involve a number of risks, including the possibility of unanticipated problems not discovered prior to the acquisition, higher than expected account attrition and the diversion of management's attention from other business activities in order to focus on the integration of accounts. For acquisitions that are structured as stock purchases of other companies, the Company may assume unexpected liabilities and must dispose of unnecessary or undesirable assets of the acquired companies. Because the Company's primary consideration in acquiring a portfolio of subscriber accounts is the amount of cash flow that can be derived from the monthly recurring revenues ("MRR") associated with the purchased accounts, the price paid by the Company is customarily directly tied to such MRR. The price paid varies based on the number and quality of accounts being purchased from the seller, the historical activity of such accounts and other factors. The seller typically does not have audited historical financial information with respect to the acquired accounts. In making acquisition decisions, the Company generally has relied on management's knowledge of the industry, due diligence procedures and representations and warranties of the sellers. There can be no assurance that such representations and warranties are true and complete or, if such representations and warranties are inaccurate, that the Company will be able to uncover such inaccuracies in the course of its due diligence or recover damages from the seller in an amount sufficient to fully compensate the Company for any resulting losses. The Company expects that future acquisitions will present at least the same risks to the Company as its prior acquisitions.

         An important aspect of the Company's acquisition program is the integration of subscriber accounts into the Company's operations after purchase. Depending on the size, frequency and location of acquisitions, the integration of subscribers may adversely affect the provision of field repair services to existing subscribers, which may cause subscriber attrition to increase. In addition, if the Company's corporate or branch operations fail to integrate a substantial portion of or do not adequately service acquired subscriber accounts, the Company may experience higher attrition in the future.

GEOGRAPHIC CONCENTRATION

         The Company's existing subscriber base is geographically concentrated predominantly in Florida and New York. Accordingly, the performance of the Company may be adversely affected by regional or local economic and environmental conditions, including weather conditions.

         The Company may from time to time make acquisitions in regions outside of its current operating area. The acquisition of companies in other regions, or in metropolitan areas in which the Company does not currently have subscribers, requires an investment by the Company. In order for the Company to expand successfully into a new area, the Company must acquire companies with a sufficient number and density of subscriber accounts in such area to support the investment. There can be no assurance that the Company will find such opportunities or that an expansion into new geographic areas will generate operating profits.

HISTORY OF LOSSES

         The Company incurred a net loss of $1,574,091 in 1997 and a net loss of $590,348 in 1996. For the three months ended March 31, 1998, the Company incurred a net loss of $242,112 compared to a net loss of $202,044 for the same period in 1997. These losses reflect, among other factors, substantial charges incurred by the Company for amortization of purchased subscriber accounts, interest incurred on indebtedness and non-recurring charges. Such charges, with the exception of the non-recurring charges, will increase as the Company continues to purchase subscriber accounts, if the Company's indebtedness increases, or if interest rates increase. The Company's earnings have been insufficient to cover its fixed charges since the Company was formed, and there can be no assurance that the Company will attain profitable operations on an annual basis or at all.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

         Historically, the Company's quarterly operating results have fluctuated significantly as a result of a number of factors, including increases and decreases in recurring monthly revenues, timing of acquisitions, rate of cancellation of existing contracts and certain non-recurring expenses, none of which can be predicted with any degree of certainty.

SIGNIFICANT OWNERSHIP OF CLASS A COMMON STOCK BY CERTAIN STOCKHOLDERS

         Western Resources, Inc., a Kansas Corporation, through its wholly-owned subsidiary, Westar Capital, Inc., owns a controlling interest in Protection One, Inc., a Delaware corporation. Protection One, Inc., in turn, through its wholly-owned subsidiary, Westar Security, presently holds 41.6% of the outstanding shares of Class A Common Stock on a fully diluted basis. Western Resources, Inc., Westar Capital, Protection One, Inc. and Westar Security are collectively referred to herein as "Western". For purposes of determining this percentage of ownership, the term "fully diluted" includes shares of stock which are immediately convertible into Class A Common Stock and outstanding options granted to employees of the Company to purchase shares of Class A Common Stock which are immediately exercisable. Western acquired (a) 2,500,000 shares of Class A Common Stock and 1,875,000 shares of Series A 9 3/4% Convertible Cumulative Preferred Stock, par value $.001 per share, pursuant to a Stock Subscription Agreement dated as of October 14, 1997 between the Company and Western for a total investment of $7,500,000 (the "1997 Investment"); (b) 1,600,000 shares of Series B 10 1/2% Convertible Cumulative Preferred Stock, par value $.001 per share (the "Series B Preferred Stock" and together with the Series A Preferred Stock, the "Preferred Stock"), for $4,000,000 pursuant to a Stock Subscription Agreement dated as of February 23, 1998 between the Company and Western and (c) 460,000 shares of Class A Common Stock purchased on the open market. In addition, 172,578 dividend shares of Preferred Stock have been issued to Western as of July 1, 1998. Each share of the Preferred Stock is immediately convertible to Class A Common Stock on a share-for-share basis.

         Until the Preferred Stock is converted, the holders of Preferred Stock shall be entitled to vote with the Common Stock on all matters required or permitted to be submitted to the stockholders of the Company for their approval, but not as a separate class, and shall have such other voting rights as specifically provided by Nevada law. Each issued and outstanding share of Preferred Stock shall have one vote.

         As part of the 1997 Investment, Western entered into a Stockholders Agreement with the Company and Harold Ginsburg, Sheilah Ginsburg, Richard Ginsburg and Rhonda Ginsburg (collectively, the "Ginsburgs"), who were at that time the majority shareholders of the Company, dated as of October 21, 1997 (the "Stockholders Agreement"). Under the terms of the Stockholders Agreement, the number of directors is currently set at eight, but may increase to nine directors if Western exercises its right under the Stockholders Agreement to convert the Preferred Stock into shares of Class A Common Stock (the "Conversion"). Prior to Conversion, Western may nominate up to two members of the eight-member Board of Directors of the Company (the "Board") and up to two Independent Directors (defined in the Stockholders Agreement) mutually with the Ginsburgs. Upon Conversion, Western is entitled to nominate up to three directors to the nine-member Board and to nominate up to three Independent Directors mutually with the Ginsburgs.

         Pursuant to the terms of the Stockholders Agreement, Western has the following rights:

         (a) Preemptive rights to purchase its pro rata share of any equity offerings of the Company on the same terms, but only if such offerings (individually or in the aggregate) would reduce Western's percentage ownership of the Company's outstanding equity securities to less than 35%, on a fully diluted basis;

         (b) Tag-along rights (on a pro rata basis) if the Majority Stockholders, as defined in the Stockholders Agreement, effect a sale or other transfer of more than half of their Common Stock holdings; and

         (c) A right to match any third-party cash offer for the purchase of 100% of the Common Stock or substantially all of the assets of the Company for a period of 30 days.

         Pursuant to the terms of the Stockholders Agreement, without the prior approval of Western, the Company shall not (a) so long as shares of Series A or Series B Preferred Stock are outstanding, (i) issue securities on a parity with or senior to the Series A Preferred Stock as to dividends and liquidation rights or (ii) authorize or make any dividends or other distributions to the holders of Common Stock, and (b) so long as Western or its affiliates own or control at least 15% of the outstanding equity securities of the Company, issue any equity securities senior to the Common Stock of the Company. In addition, if an independent committee of the Board recommends the acceptance of a bona fide third-party cash offer for the purchase of 100% of the Common Stock or all or substantially all of the assets of the Company, Western agrees to vote in favor of the offer or to purchase the Common Stock not already owned by Western on substantially the same terms and conditions of such offer.

         In addition, Harold Ginsburg, Chairman of the Board and Director of the Company, owns 6.3% of the outstanding shares of Class A Common Stock and Sheilah Ginsburg, Secretary and Director of the Company, owns 5.7% of the outstanding shares of Class A Common Stock, on a fully diluted basis. Harold Ginsburg and Sheilah Ginsburg are husband and wife. Their children, Richard Ginsburg and Rhonda Ginsburg, own 4.1% and 4.0%, respectively, of Class A Common Stock. Collectively, the Ginsburgs own 20.0% of the Class A Common Stock.

         There can be no assurance that the individual and cumulative impact of the large ownership positions of Western and of the Ginsburgs and the rights accompanying the Series A and Series B Preferred Stock will not make the Company a less attractive investment for future investors and/or public shareholders.

NEED FOR ADDITIONAL CAPITAL

         The Company's purchases of subscriber accounts through acquisitions of portfolios of subscriber accounts have generated cash needs that exceed the Company's net cash provided by operating activities. The Company intends to continue to pursue subscriber account growth through acquisitions. As a result, the Company will be required to seek additional funding through additional borrowings under the Renewed Credit Facility, defined below in "Risk Factors - Leverage", and the sale of additional securities in the future, which may lead to higher leverage or the dilution of then existing holders' investment in the Common Stock. Any inability of the Company to obtain funding through external financing is likely to adversely affect the Company's ability to increase its subscribers, revenues and cash flows from operations. There can be no assurance that external funding will be available to the Company on terms considered favorable by the Company or at all.

ATTRITION OF SUBSCRIBER ACCOUNTS

         The Company experiences attrition of subscriber accounts as a result of, among other factors, relocation of subscribers, adverse financial and economic conditions, and competition from other alarm service companies. In addition, the Company experiences attrition of newly acquired accounts to the extent the Company does not integrate such accounts or does not adequately service those accounts. An increase in attrition rates could have a material adverse effect on the Company's revenues and earnings.

         When acquiring accounts, the Company seeks to withhold a portion of the purchase price as a partial reserve against excess subscriber attrition. If the actual attrition rate for the accounts acquired is greater than the rate assumed by the Company at the time of the acquisition, and the Company is unable to recoup its damages from the portion of the purchase price held back from the seller, such attrition could have a material adverse effect on the Company's financial condition or results of operations. There can be no assurance that the Company will be able to obtain purchase price holdbacks in future acquisitions, particularly acquisitions of large portfolios. The Company has no assurance that actual account attrition for acquired accounts will not be greater than the attrition rate assumed or historically incurred by the Company. In addition, because some acquired accounts are prepaid on an annual, semiannual or quarterly basis, attrition may not become evident for some time after an acquisition is consummated.

         As of March 31, 1998, the cost of subscriber accounts, net accumulated amortization, was $25,692,566, which constituted approximately 78% of the book value of the Company's total assets. The Company's purchased subscriber accounts are amortized on a straight-line basis over the estimated life of the related revenues (generally ten years). The effects of gross subscriber attrition has historically been offset by adding new accounts from subscribers who move into premises previously occupied by prior subscribers and in which security alarm systems are installed, conversions of accounts that were previously monitored by other alarm companies to the Company's monitoring services, and accounts for which the Company obtains a guarantee from the seller that provides for the Company to "put" back to the seller canceled accounts. The resulting figure is used as a guideline to determine the estimated life of subscriber revenues. It is the Company's policy to review periodically actual account attrition and, when necessary, adjust the remaining estimated lives of the Company's purchased accounts to reflect assumed future attrition. There could be a material adverse effect on the Company's results of operations and financial condition if actual account attrition significantly exceeds assumed attrition and the Company has to shorten the period over which it amortizes the cost of purchased subscriber accounts.

POSSIBLE ADVERSE EFFECT OF "FALSE ALARM" ORDINANCES

         According to the Company's experience and industry data, the majority of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false alarms." Significant concern has arisen in certain municipalities about this high incidence of false alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services.

         A number of local governmental authorities have considered or adopted various measures aimed at reducing the number of false alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, (iii) imposing fines on alarm subscribers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms, and (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's future business and operations.

POSSIBLE ADVERSE EFFECT OF FUTURE GOVERNMENT REGULATIONS, RISKS OF LITIGATION

         The Company's operations are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of the Company's business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have a material adverse effect on the Company.

         The Company's advertising and sales practices are regulated by both the Federal Trade Commission and state consumer protection laws. Such regulations include restrictions on the manner in which the Company promotes the sale of security alarm systems and the obligation of the Company to provide purchasers of alarm systems with certain rescission rights. While the Company believes that it has complied with these regulations in all material respects, there can be no assurance that none of these regulations was violated in connection with the solicitation of the Company's existing subscriber accounts, particularly with respect to accounts acquired from third parties, or that no such violation will occur in the future.

LIABILITY FROM OPERATIONS

         The nature of the services provided by the Company potentially exposes it to greater risks of liability for employee acts or omissions or system failure than may be inherent in other businesses. Most of the Company's alarm monitoring agreements and other agreements pursuant to which the Company sells its products and services contain provisions limiting liability to subscribers in an attempt to reduce this risk. However, in the event of litigation with respect to such matters, there can be no assurance that these limitations will be enforced, and the costs of such litigation could have an adverse effect on the Company.

         The Company's alarm response and patrol services require Company personnel to respond to emergencies that may entail risk of harm to such employees and to others. In most cities in which the Company provides such services, the Company's patrol officers carry firearms, which may increase such risk. Although the Company screens and trains its employees, the provision of alarm response service subjects the Company to greater risks related to accidents or employee behavior than other types of businesses. Reduction of police participation in the handling of emergencies could expose the Company's patrol officers to greater hazards and further increase the Company's risk of liability.

         The Company carries insurance of various types, including general liability and errors and omissions insurance. The loss experience of the Company and other security service companies may affect the availability and cost of such insurance. Certain of the Company's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence.

DEPENDENCE UPON SENIOR MANAGEMENT

         The success of the Company's business is dependent upon the active participation of the executive officers of the Company, in particular Messrs. Richard Ginsburg, Darius G. Nevin, and Joel A. Cohen, the latter two of whom have only recently been employed by the Company. In the event that the services of certain of such officers are lost for any reason, the Company's business may be materially and adversely affected.

LEVERAGE

         The Company has substantial indebtedness. As of June 30, 1998, the Company had approximately $12.2 million of indebtedness outstanding under its existing credit facility (the "Renewed Credit Facility"), as amended, with Heller Financial, Inc. ("Heller"), and approximately $7.8 million was available for future borrowings under the Renewed Credit Facility. See "Management's Discussion and Analysis or Plan of Operation Credit Facility". The Company may incur additional indebtedness in the future, subject to certain limitations contained and to be contained in the credit agreements governing the Company's indebtedness, in order to fund future additions of subscriber accounts through purchases of subscriber account portfolios as part of its business strategy. See "Impact of Acquisition Strategy on Operations" above. To the extent the Company will need to rely on funds under the Renewed Credit Facility beyond its current maturity of May 2001, the Company believes that it will be able to obtain further extensions of the maturity date of the Renewed Credit Facility from time to time, or will be able to refinance the Renewed Credit Facility prior to its present maturity date, although there can be no assurance that the Company will be able to do so. The consolidated debt of the Company bears interest at floating rates; therefore, the financial results of the Company are and will continue to be affected by changes in prevailing interest rates. As of June 30, 1998, the Company's approximately $12.2 million of debt outstanding under the Renewed Credit Facility was bearing interest at floating interest rates.

         The Company's degree of leverage may have important consequences to holders of the Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations is, and will continue to be, dedicated to the payment of the principal and interest on the Company's indebtedness, thereby reducing the funds available to the Company for its operations and future growth or other business opportunities; (ii) the Company's ability to obtain additional financing in the future for working capital, the acquisitions of portfolios of subscriber accounts, capital expenditures, general corporate purposes or other purposes may be impaired; (iii) the Renewed Credit Facility contains, and is expected to continue to contain, certain restrictive covenants that require the Company to obtain the consent of the lenders under the Renewed Credit Facility to certain actions by the Company and to maintain certain financial ratios in order to undertake significant acquisitions of portfolios of subscriber accounts, all of which impose limitations on the Company's ability to execute its business strategy; (iv) the Company's borrowings under the Renewed Credit Facility are at floating rates of interest, causing the Company to be vulnerable to increases in interest rates;
(v) the Company may be more vulnerable to a downturn in the Company's business or the economy generally; and (vi) the Company's ability to compete against other less leveraged companies may be adversely affected.

IMPACT OF ACCOUNTING DIFFERENCES FOR ACCOUNT PURCHASES AND NEW INSTALLATIONS

         A difference between the accounting treatment of the purchase of subscriber accounts (including both purchases of subscriber account portfolios and purchases under ongoing agreements with independent alarm dealers) and the accounting treatment of the generation of subscriber accounts through direct sales by the Company's sales force has a significant impact on the Company's results of operations. All direct external costs associated with purchases of subscriber accounts are capitalized and amortized over 10 years on a straight-line basis. Also included in capitalized costs are certain acquisition transition costs that reflect the Company's estimate of costs associated with incorporating the purchased subscriber accounts into the Company's operations. Such costs include costs incurred by the Company in fulfilling the seller's pre-acquisition obligations to the acquired subscribers, such as providing warranty repair services. In contrast, the Company's costs related to the sales and marketing of new alarm monitoring systems generated by the Company's sales force, as well as indirect overhead incurred in support of such activities, are expensed in the period in which such activities occur. In certain of the market segments in which the Company competes, the Company's sales, marketing and indirect overhead expenses for new systems exceed installation revenues. In the aggregate, however, the Company's installation revenues exceed sales, marketing and indirect overhead expenses for new systems.

         There can be no assurance that the Company will not increase its emphasis on the marketing and sales of lower revenue new alarm system installations in the future, particularly in connection with a joint venture or other strategic alliance. Any such increase could adversely affect reported results.

COMPETITION

         The security alarm industry is highly competitive and highly fragmented. The Company competes with major companies with substantial financial resources, including: ADT Operations Inc., a subsidiary of Tyco International, Inc.; Protection One, Inc., a subsidiary of Western Resources, Inc. (see "Risk Factors" "Significant Ownership of Class A Voting Common Stock by Certain Shareholders"); the security subsidiaries of the Ameritech Corporation; Brinks Home Security Inc., a subsidiary of The Pittston Services Group; Alarmguard Holdings, Inc.; Response USA, Inc.; the security subsidiary of Entergy Corporation; Security Associates International; and AFA Protective, Inc. Other alarm service companies have adopted a strategy similar to the Company's that entails the aggressive purchase of alarm monitoring accounts both through acquisitions of account portfolios and through dealer programs. Some competitors have greater financial resources than the Company, or may be willing to offer higher prices than the Company is prepared to offer, to purchase subscriber accounts. The effect of such competition may be to reduce the purchase opportunities available to the Company, thus reducing the Company's rate of growth, or to increase the price paid by the Company for subscriber accounts, which would adversely affect the Company's return on investment in such accounts and the Company's results of operations.

POSSIBLE IMPACT OF LOWER CRIME RATES.

         For the past several years crime rates have been dropping in the United States. Particularly relevant to the Company's business is the decrease in the number of burglaries. While the number of homes and businesses with installed alarm systems has continued to increase even as crime rates have decreased, there can be no assurance that this will continue to be the case. Any significant decrease in the number of homes and businesses installing new alarm systems could have a material adverse effect on the Company's business.

IMPACT OF DECLINES IN NEW CONSTRUCTION OF SINGLE-FAMILY DWELLINGS

         The Company derives a significant percentage of its internally-generated sales of new monitoring accounts from newly constructed single-family residences in planned communities or developments. Demand for alarm monitoring services in the single-family alarm monitoring market is tied to the construction of new single-family dwellings. The Company believes that developers of single-family communities view the provision of alarm monitoring services as an added feature that can be used in marketing newly developed communities. Accordingly, the Company anticipates that the growth in the single-family alarm monitoring market will continue so long as there is a demand for new single-family developments. However, the real estate market in general is cyclical and, in the event of a decline in the market for new single-family dwellings, it is likely that demand for the Company's alarm monitoring services to single-family dwellings would also decline, which could negatively impact the Company's results of operations.

POSSIBLE ANTI-TAKEOVER EFFECTS OF NEVADA LAW

         The terms of Chapter 78 of the Nevada Revised Statutes ("Chapter 78") apply to the Company. Under certain circumstances, the following selected provisions of Chapter 78 may delay or make more difficult acquisitions or changes of control of the Company. The Articles of Incorporation and Amended and Restated By-Laws (the "By-Laws") of the Company do not exclude the Company from such provisions of Chapter 78. Such provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. Such provisions may also have the effect of preventing changes in the management of the Company.

         CONTROL SHARE ACQUISITIONS

         Pursuant to Sections 78.378 to 78.3793 of Chapter 78, an "acquiring person," who acquires a "controlling interest" in an "issuing corporation," may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a regular meeting of the stockholders or a special meeting of such stockholders held upon the request and at the expense of the acquiring person. In the event that the control shares are accorded full voting rights, and the acquiring person acquires control shares with a majority or more of all the voting powers, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand.

         For purposes of the above provisions, "acquiring person" means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. "Controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. "Control shares" means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation that is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or through an affiliated corporation.

         The above provisions do not apply if the articles of incorporation or by-laws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. However, the foregoing provisions do not apply to Nevada companies that have less than 100 stockholders of record resident in Nevada. As noted above, the Company's Articles of Incorporation and By-Laws do not exclude the Company from the restrictions imposed by such provisions.

         CERTAIN BUSINESS COMBINATIONS

         Subject to certain conditions, Sections 78.411 to 78.444 of Chapter 78 restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years following the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder. The restrictions do not apply if the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that caused such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria.

         For purposes of the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more stockholders. "Interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

         The above provisions do not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. Such a charter amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. As noted above, the Company's Articles of Incorporation and By-Laws do not exclude the Company from the restrictions imposed by such provisions.

         DIRECTORS' DUTIES

         Section 78.138 of Chapter 78 allows directors and officers, in exercising their respective powers with a view to the interests of the corporation, to consider the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, the interests of the community and of society and the long and short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors may resist a change or potential change in control if the directors, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in the best interest of the corporation. In so determining, the board of directors must consider the interests set forth above or have reasonable grounds to believe that, within a reasonable time, the debt created as a result of the change in control would cause the assets of the corporation or any successor to be less than the liabilities or would render the corporation or any successor insolvent or lead to bankruptcy proceedings.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

         As of July 1, 1998, the Company had 11,273,241 shares of Class A Common Stock outstanding. In addition, 759,720 shares of Class A Common Stock are reserved for issuance upon exercise of outstanding options, including 575,000 shares of Class A Common Stock which are reserved for issuance upon exercise of options which were granted to Douglas T. Lake and granted pursuant to Employment Agreements with Richard Ginsburg, Darius G. Nevin, Terry E. Akins, Joel A. Cohen and Raymond L. Adams. Currently, a majority of the shares of Class A Common Stock outstanding are "restricted stock" as that term is defined under Rule 144 promulgated under the Securities Act ("Rule 144"), including (i) shares held at any time by an "affiliate" of the Company, as such term is defined under Rule 144 and (ii) certain shares subject to registration rights agreements described below, except for approximately 3,000,000 shares of Class A Common Stock which are freely tradeable. The possibility that substantial amounts of the restricted stock and other shares of Class A Common Stock may be sold in the public market could have a material adverse effect on prevailing market prices of the Class A Common Stock. Such sales could impair the Company's ability to raise capital or make acquisitions through the sale of its equity securities.

         Pursuant to the terms of its Registration Rights Agreement with the Company dated October 21, 1997 and amended on February 23, 1998, Western has been granted certain registration rights with respect to its shares of Preferred Stock presently held. Pursuant to the terms of the registration rights under the Amended and Restated Loan and Security Agreement dated as of February 23, 1998 between the Company and Heller, the Company's primary lender, Heller has also been granted certain registration rights with respect to the 634,035 shares of Class B Non-Voting Common Stock, par value $.001 per share, of the Company (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), immediately convertible into Class A Common Stock on a share-for-share basis. Pursuant to the terms of the Registration Rights Agreement dated as of February 23, 1998 among the Company and the Selling Security Holders (the "Mutual Registration Rights Agreement"), each of the Selling Security Holders has been granted certain registration rights with respect to the Shares. Each Selling Security Holder has exercised such registration rights and his or her restricted stock is being offered in this Prospectus. (See "Selling Security Holders" below.) Both Western and Heller have waived their respective registration rights at this time.

         The Company is incurring additional expense to register the Shares. The Company may experience additional costs and complexity in the event Western and Heller exercise their respective registration rights. In addition, the exercise of such rights could have an adverse effect on the market price of the Class A Common Stock.

DIVIDEND POLICY, RESTRICTIONS ON DIVIDENDS

         The Company has never paid any cash dividends on the Common Stock and does not intend to pay any cash dividends in the foreseeable future. The Renewed Credit Facility prohibits the Company from declaring or paying any dividend on, or making any other distribution in respect of, the Company's capital stock. In addition, the Company's outstanding series of preferred stock contain restrictions on the ability of the Company to declare or pay any dividend or distribution on the Company's Common Stock. (See "Dividend Policy" and "Description of Capital Stock--Preferred Stock.")

POSSIBLE VOLATILITY OF PRICES OF THE COMMON STOCK

         The stock market has from time to time experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. The market prices of the Common Stock may be significantly affected by quarterly variations in the Company's operating results, litigation involving the Company, general trends in the security alarm industry, actions by governmental agencies, national economic and stock market conditions, industry reports and other factors, many of which are beyond the control of the Company. Due to all of the foregoing factors, it is likely that the Company's operating results will fall below the expectations of the Company, securities analysts or investors in future quarters. In such event, the trading price of the Common Stock would likely be materially and adversely affected.

POSSIBLE LACK OF FINANCIAL RESOURCES OF SELLING SHAREHOLDERS

         The Selling Security Holders may be deemed to be underwriters pursuant to the Securities Act, and in that regard may become liable to the purchasers of the Shares pursuant to the terms of the Securities Act if the Selling Security Holders do not comply with certain provisions of the Securities Act. There can be no assurance that any of the Selling Shareholders has the financial resources to discharge any such liability.

POSSIBLE ADVERSE EFFECTS ASSOCIATED WITH THE ISSUANCE OF "BLANK CHECK" PREFERRED STOCK

         The Company's Certificate of Incorporation authorizes the Company's Board of Directors to issue up to 30,000,000 shares (of which 26,352,422 remain available after dividends earned through June 30, 1998) of "blank check" preferred stock, from time to time, in one or more series, solely on the authorization of its Board of Directors. The Board of Directors will thus be authorized, without further approval of the stockholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each new series of preferred stock. The issuance of such stock could, among other results, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. (See "Description of Securities--Series A Convertible Preferred Stock.")

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Security Holders.

                            SELLING SECURITY HOLDERS

         All of the Shares are being sold by the Selling Security Holders named below, consisting of all the former shareholders of Mutual who received the Shares from the Company under the terms of the Purchase Agreement. The information with respect to the number of shares of Class A Common Stock held by each Selling Security Holder listed below is correct as of July 1, 1998. Since such date, the information may have changed.

         The table indicates that all the Shares will have been sold after the offering. However, any or all of the Shares listed below may be retained by any of the Selling Security Holders, and therefore no accurate forecast can be made as to the number of Shares that will be held by the Selling Security Holders upon termination of this offering. The Company believes that the Selling Security Holders listed in the table have sole voting and investment powers with respect to the Shares indicated.

         The Company will not receive any proceeds from the sale of the Shares.

-------------------------------------------------------------------------------------------------------------------------
                                           SHARES BENEFICIALLY                                   SHARES BENEFICIALLY
                                         OWNED PRIOR TO OFFERING                                OWNED AFTER OFFERING
                                         -----------------------       NUMBER OF SHARES         --------------------
SELLING SECURITY HOLDERS              NUMBER (4)    % OF CLASS           BEING OFFERED        NUMBER        % OF CLASS
------------------------              ----------    ----------           -------------        ------        ----------

Abramson, Herbert                         27,104         *                     27,104              0          *

Adams, Gerard                             29,412         *                     29,412              0          *

Adams, Scott                               9,235         *                      9,235              0          *

Avin, Betty                                3,529         *                      3,529              0          *

Avin, Irving                               3,529         *                      3,529              0          *

Avin, Kimberly                             1,765         *                      1,765              0          *

Belch, Joseph                             14,728         *                     14,728              0          *

Bitton, Robert                            15,384         *                     15,384              0          *

Blauschild, Douglas                       29,412         *                     29,412              0          *

Burger, James                              3,529         *                      3,529              0          *

Cohen, Joel (1)                          198,009       1.28%                  198,009              0          *

DiGilio, Joseph                           33,394         *                     33,394              0          *

diMonda, Daniel                            3,529         *                      3,529              0          *


diMonda, Douglas                          52,941         *                     52,941              0          *

diMonda, Katherine                         3,529         *                      3,529              0          *

Eyl, Peter                                 1,176         *                      1,176              0          *

Fishman, David                            24,886         *                     24,886              0          *

Fischman, Michael                          2,941         *                      2,941              0          *

Freeman, Evelyn                           15,384         *                     15,384              0          *

Freeman, Mitchell                        148,262         *                    148,262              0          *

Hirschfield, Jack                         24,886         *                     24,886              0          *

Isaacman, Seymour                         28,054         *                     28,054              0          *

Kassman, Donna                             1,471         *                      1,471              0          *

Kassman, Irene                             1,471         *                      1,471              0          *

Kleinhaus, Laurie                         18,778         *                     18,778              0          *

Kowalczyk, George                         47,511         *                     47,511              0          *

Liebling, Ronald                          44,118         *                     44,118              0          *

Marilyn Levy & William A. Levy,           22,042         *                     22,042              0          *
Trustees, Article Fourth Trust
Milton Levy

Lucks, Vivian                              5,515         *                      5,515              0          *

Mevorach, Martin                         132,353         *                    132,353              0          *

Mevorach, Samuel                          44,118         *                     44,118              0          *

Pesci, Mark                                7,059         *                      7,059              0          *

Rhein, Miriam                              8,824         *                      8,824              0          *

Rose, Gary                                15,384         *                     15,384              0          *

Rossi, Joseph                             36,176         *                     36,176              0          *

Rubin, Norman (3)                        501,827       3.23%                  501,827              0          *

Slatken, Jeffrey                           5,882         *                      5,882              0          *

Black, Joyce Debra                         2,059         *                      2,059              0          *

Victor, Alan Robert                        2,059         *                      2,059              0          *

Victor, Saul                               4,118         *                      4,118              0          *

Wager, Lila and Eli                       10,000         *                     10,000              0          *

Zimmer, Sophia                            12,353         *                     12,353              0          *

Zuckerman, Bob                            17,647         *                     17,647              0          *

Adams, Raymond (2)                       348,589       2.25%                  348,589              0          *

-------------------------------------------------------------------------------------------------------------------------


Glass, Arlene and Irwin                   17,728         *                     17,728              0          *
-------------------------------------------------------------------------------------------------------------------------

* Less than 1%.

(1) Mr. Cohen currently serves as a Vice President of the Company and President of Mutual, a wholly-owned subsidiary of the Company. Pursuant to the terms of the Purchase Agreement, Mr. Cohen may not begin selling his Shares until February 23, 1999. See "Recent Developments - Acquisition of Mutual Central Alarm Services, Inc."

(2) Mr. Adams currently serves as a Vice-President of Mutual. Pursuant to the terms of the Purchase Agreement, Mr. Adams may not begin selling his Shares until February 23, 1999. See "Recent Developments - Acquisition of Mutual Central Alarm Services, Inc."

(3) Pursuant to the terms of the Purchase Agreement, Mr. Rubin may not begin selling his Shares until February 23, 1999. See "Recent Developments - Acquisition of Mutual Central Alarm Services, Inc."

(4) Pursuant to Section 4 of the Purchase Agreement, the Selling Security Holders, jointly and severally, agreed to indemnify Guardian and hold Guardian harmless, for a period ending on the later of February 23, 1999 or until the adjudication to final resolution of any and all claims for indemnification thereunder, from and against all Liabilities (defined in the Purchase Agreement). In connection with such indemnification, subject to the terms of an Escrow Agreement dated February 23, 1998 by and among the Company, the Selling Security Holders and Emanuel Zimmer, Esq., each Selling Security Holder placed its pro rata portion of 750,000 Shares (collectively, the "Escrowed Shares") in escrow and pledged such Escrowed Shares as security for payment of any Liabilities. See "Recent Developments - Acquisition of Mutual Central Alarm Services, Inc."



                              PLAN OF DISTRIBUTION

         The Shares offered by this Prospectus may be sold from time to time by the Selling Security Holders or by transferees thereof. See "Selling Security Holders" above and notes 1 through 4 regarding the escrow provisions and provisions regarding restrictions on disposition under the terms of the Purchase Agreement. To the actual knowledge of the Company, no underwriting arrangements have been entered into by the Selling Security Holders. The distribution of the Shares by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such shares as principals, at prevailing market prices at the time of sale, prices related to prevailing market prices or negotiated prices. The Selling Security Holders may pledge all or a portion of the Shares owned as collateral for margin accounts or in loan transactions, and the Shares may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such Selling Security Holders, the pledgee in such loan transaction would have the same rights of sale as the Selling Security Holders under this Prospectus.

         The Selling Security Holders also may enter into exchange traded listed option transactions which require the delivery of the Shares listed hereunder. See "Selling Security Holders" above, and notes 1 through 4 thereof for the escrow provisions and provisions regarding restrictions on disposition of the Purchase Agreement. The Selling Security Holders may also transfer Shares owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Security Holders under this Prospectus. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. (See "Selling Security Holders" above, and notes 1 through 4 thereof regarding the escrow provisions and provisions regarding restrictions on disposition of the Purchase Agreement.)

         Without limiting the foregoing, brokers may act as dealers by purchasing any or all of the Shares either as agents for others or as principals for their own accounts and reselling such shares pursuant to this Prospectus. Such brokers will receive compensation from the Selling Security Holders in the form of commissions or discounts and may receive compensation from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal in the form of commissions or discounts. Finally, the Selling Security Holders and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation. (See "Risk Factors -- Possible Lack of Financial Resources of Selling Shareholders," "Selling Security Holders" above and notes 1 through 4 thereof regarding the escrow provisions and provisions regarding restrictions in disposition of the Purchase Agreement.)

         To the extent required, the number of Shares to be sold, the name of the Selling Security Holder, the purchase price, the name of any agent or broker and any applicable commissions, discounts or other compensation to such agents or brokers with respect to a particular offering will be set forth in a Prospectus Supplement.

         There can be no assurances that the Selling Security Holders will sell any or all of the Offered Shares.

         In order to comply with certain state securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless such Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Security Holders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Security Holders or any such other person. All of the foregoing may affect the marketability of the Shares.

         Pursuant to the Mutual Registration Rights Agreement, the Company will pay all the fees and expenses incident to the registration of the Shares (other than the Selling Security Holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the Selling Security Holders). In addition, the Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act. Furthermore, each Selling Security Holder has agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act. Such agreements also provide for rights of contribution if such indemnification is not available.

                                LEGAL PROCEEDINGS

         The Company experiences routine litigation in the normal conduct of its business. The Company believes that any such pending litigation will not have, individually or in the aggregate, a material adverse effect on its respective business or financial condition.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following table sets forth the names, ages and positions of the executive officers and directors of the Company as of July 1, 1998. A summary of the background and experience of each of these individuals is set forth following the table. Under the By-Laws, directors hold office for a period of one year, at which time the shareholders elect new directors. Further, under the By-Laws, directors hold office until their successors are elected and qualified.

                                                                              DIRECTOR
NAME                           AGE       POSITION                             SINCE
----                           ---       --------                             -----

Harold Ginsburg (1)            65        Chairman of the Board, Director      1993

Sheilah Ginsburg (1)           58        Secretary/Treasurer, Director        1993

Richard Ginsburg (1)           30        Chief Executive Officer,             1996
                                         President, Director

Darius G. Nevin                40        Vice President, Chief Financial      1997
                                         Officer, Director

Douglas T. Lake                48        Director                             1998

William Remington              68        Director                             1996

Terry E. Akins                 51        Vice President, Chief Operating
                                         Officer

Joel A. Cohen                  58        Vice President, President of Mutual

Raymond L. Adams               68        Vice President of Mutual

(1) Harold and Sheilah Ginsburg are married and Richard Ginsburg is their son.

HAROLD GINSBURG

         Mr. Harold Ginsburg was a co-founder and the President of Guardian from its inception in 1993 until August 15, 1996. Mr. Ginsburg is an acknowledged authority on electronic/computer technology security systems and has personally developed high-tech security systems for many well-known regional and national firms. Mr. Ginsburg also has served as a consultant to financial organizations and government agencies throughout Latin America and Europe. In addition to being regarded as an international consultant in the alarm service and monitoring industry, he is responsible for the start-up of several successful security companies, including Guardsman Security Corporation, which he owned and operated from 1983 to 1991, at which time Guardsman was sold to Alert Centre, now owned by ADT Security, Inc. In 1978, Mr. Ginsburg founded Gibraltar Central Security Corporation, which he partially owned and operated until 1982, at which time Gibraltar Central was sold to Security Centres of London, England.

         Mr. Harold Ginsburg does not hold directorships in any other reporting companies.

SHEILAH GINSBURG

         Mrs. Sheilah Ginsburg was a co-founder of Guardian. She is responsible for the human resources and certain other administrative functions of the Company. Prior to her participation in the development of Guardian, Mrs. Ginsburg was the Vice President/Controller of Guardsman Central Security, a business similar to Guardian.

         Mrs. Ginsburg does not hold directorships in any other reporting companies.

RICHARD GINSBURG

         Mr. Ginsburg was a co-founder of Guardian. He has been President and Chief Executive Officer of Guardian since August 1996. He received a Bachelor of Science degree in communications from the University of Miami. He subsequently acquired management skills at Guardsman Central Security Corporation where he was the Central Station Manager from 1987 to 1990. Mr. Ginsburg then became Operations Manager for the Alert Centre, another security alarm company, a position he filled from 1990 to 1992.

         Mr. Ginsburg does not hold directorships in any other reporting companies.

DARIUS G. NEVIN

         Mr. Darius G. Nevin assumed the position of Chief Financial Officer of the Company in October 1997. For most of the ten years leading up to that time, Mr. Nevin served as Chief Financial Officer of Guard Technologies, Inc. (now Security Technologies Group, Inc.), a provider of electronic security systems and services to the commercial market. For the last three years, prior to joining the Company, Mr. Nevin also served as President of Guard Technologies, Inc. Before entering the security industry, Mr. Nevin was a junior partner of Madison Dearborn Partners, at that time the venture capital division of First Chicago Corp. Mr. Nevin holds an A.B. from Harvard University and an M.B.A. from the University of Chicago.

         Mr. Nevin does not hold directorships in any other reporting companies.

DOUGLAS T. LAKE

         Mr. Lake has been a Director of the Company since April 1998. Since 1995, Mr. Lake has been Senior Managing Director of Investment Banking with Bear Stearns & Company in New York City. Prior to 1995, he was Managing Director with Dillon Reed & Company in New York City. Mr. Lake holds a B.A. from Trinity College in Hartford, Connecticut and an M.B.A. from Amos Tuck School at Dartmouth.

         Mr. Lake does not hold directorships in any other reporting companies.

WILLIAM REMINGTON

         Mr. William Remington is a Canadian citizen and resident. For the past twenty-one years, Mr. Remington has been the Director General of the Town of Hampstead, Quebec, Canada. In addition, Mr. Remington has participated in the design and installation of central monitoring stations for alarm monitoring companies located in Montreal, Canada, Kingston, Jamaica, London, England and Florida.

         Mr. Remington does not hold directorships in any other reporting companies.

TERRY E. AKINS

         Mr. Terry E. Akins served as president of ACI, which he co-founded in 1970, between 1989 and May 1997. From 1970 to 1989, Mr. Akins served as Vice President of ACI. In addition, Mr. Akins has been active with local, state and national alarm associations, having served in 1989 as President of The Alarm Association of Florida, an association he co-founded in 1970. Mr. Akins received a Bachelor of Science from the Georgia Institute of Technology in 1969.

JOEL A. COHEN

         Mr. Cohen is Vice President of the Company and President of Mutual. Mr. Cohen has served as President of Mutual since March 1989. He holds a B.A. from Brooklyn College and an M.B.A. from LIU in Brooklyn.

RAYMOND L. ADAMS

         Mr. Adams is Vice President of Mutual. He has served as Vice President of Mutual since January 1991. Mr. Adams holds a B.A. from Syracuse University.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information with respect to the beneficial ownership as of July 1, 1998 of any person (including any "group") known by the Company to be the beneficial owner of more than 5% of any class of stock.

                                                                      AMOUNT AND NATURE OF
                                         NAME AND ADDRESS OF              OF BENEFICIAL           PERCENT OF
              TITLE OF CLASS               BENEFICIAL OWNER                OWNERSHIP(1)          CLASS (2)(3)
              --------------               ----------------                ------------          ------------

         Preferred Stock (4)            Westar Security (5)                   3,647,578 (6)          100.0

         Class A Common Stock           Westar Security (5)                   2,960,000               26.3

         Class A Common Stock           Harold Ginsburg (7)                   1,003,533                8.9

         Class A Common Stock           Sheilah Ginsburg (7)                    903,533                8.0

         Class A Common Stock           Richard Ginsburg (7)                    649,246 (8)            5.7

         Class A Common Stock           Rhonda Ginsburg (7)                     629,245                5.6

         Class B Non-Voting
         Common Stock (4)               Heller (9)                              634,035                 5.3 (10)

         (1) Each beneficial owner listed in the above Table has sole voting and investment power with respect to the shares beneficially owned.
         (2) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares which such person has the right to acquire on or within 60 days of July 1, 1998. For purposes of computing the percentage of the class held by each person named above, any shares which such person has or has the right to acquire on or within 60 days after July 1, 1998 are deemed to be outstanding for such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
         (3) On a fully diluted basis as of July 1, 1998, Westar Security holds 41.6%, Harold Ginsburg holds 6.4%, Sheilah Ginsburg holds 5.7%, Richard Ginsburg holds 4.1%, Rhonda Ginsburg holds 4.1% and Heller holds 4.0% of the outstanding securities of the Company. See "Risk Factors --Significant Ownership of Class A Common Stock by Certain Stockholders" above.
         (4) Shares of Preferred Stock and Class B Common Stock are immediately convertible into shares of Class A Common Stock on a share-for-share basis at any time.

         (5) The address for Westar is 818 South Kansas Avenue, Topeka, Kansas, 66612-1203. Westar is the sole holder of all of the outstanding shares of Preferred Stock. See "Risk Factors --Significant Ownership of Class A Common Stock by Certain Stockholders" above.
         (6) The amount includes stock dividends accumulated through June 30, 1998.
         (7)      The address for such shareholder is c/o the Company, 3880
                  N.28th Terrace, Hollywood, Florida, 33020-1118.
         (8)      Includes 20,000 options which are immediately exercisable.
         (9) Heller is the sole holder of all of the outstanding shares of Class B Common Stock. See "Proxies; Voting Securities" above. The address for Heller is 500 West Monroe Street, Chicago, Illinois, 60661.
         (10)     Represents the percent of outstanding shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information with respect to the beneficial ownership as of July 1, 1998 of Class A Common Stock by (i) each Director of the Company; (ii) each nominee to the Board of Directors; (iii) the Chief Executive Officer; and (iv) all directors and executive officers of the Company as a group. On July 1, 1998, there were 11,273,223 shares of Class A Common Stock issued and outstanding. No other executive officer received a total annual salary and bonus in excess of $100,000 during the last fiscal year.

                                                        AMOUNT AND NATURE OF
          NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP (1)  PERCENT OF CLASS (2)
          ------------------------------------        ------------------------  --------------------

    Harold Ginsburg (3)                                      1,003,533                  8.9

    Sheilah Ginsburg (3)                                       903,533                  8.0

    Richard Ginsburg (3)                                       649,246 (4)              5.7

    Darius G. Nevin (3)                                         20,000 (5)               *

    William Remington (3)                                            0                   *

    Douglas T. Lake (3)                                         15,000 (5)               *

    Joel A. Cohen (6)                                          198,009                  1.8
    All Directors and Executive Officers as
    a Group (7)                                              3,293,423                 29.2

* Represents less than 1% of outstanding Voting Stock.

         (1) Each director and executive officer has sole voting and investment power with respect to the shares beneficially owned.
         (2) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares of Class A Common Stock which such person has the right to acquire on or within 60 days of July 1, 1998. For purposes of computing the percentage of the class of Class A Common Stock held by each person named above, any shares which such person has or has the right to acquire on or within 60 days after July 1, 1998 are deemed to be outstanding for such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
         (3) The address of such shareholder is c/o the Company, 3880 North 28th Terrace, Hollywood, Florida 33020-1118.
         (4)      Includes 20,000 options which are immediately exercisable.
         (5)      Represents options which are immediately exercisable.
         (6) The address of such shareholder is c/o Mutual, 10 West 46th Street, New York, New York, 10036.
         (7) Includes Messrs. Harold Ginsburg, Richard Ginsburg, Nevin, Remington, Lake, Cohen, Akins and Adams and Mrs. Ginsburg.

         All of the Shares will be entitled to share equally in dividends from funds legally available therefor when, as and if declared by the Board, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in all assets of the Company available for distribution to shareholders. It is not anticipated that the Company will pay any cash dividends on the Class A Common Stock in the near future. Each holder of Class A Common Stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of Class A Common Stock will not have any preemptive right to acquire authorized but unissued Class A Common Stock. There is no cumulative voting, redemption right, sinking fund provision or right of conversion in existence with respect to the Class A Common Stock.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 78.7502 of the Nevada Revised Statutes ("NRS") provides that Nevada corporations may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer or director of the corporation. Indemnification of directors or officers is available if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful. Further, in an action brought by the corporation or in the right of the corporation, if the person, after exhaustion of all appeals, is found to be liable to the corporation, or if the person makes payment to the corporation in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification.

         Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders; (2) a majority of a quorum of the board of directors consisting of members of the board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the board of directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the board of directors consisting of members of the board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

         To the extent that a director or officer of a corporation is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, the corporation must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense.

         Nevada law also allows Nevada corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

         Section 78.751 of the NRS provides that any indemnification provided for by NRS 78.7502 (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors or officers who have ceased to hold such positions and to their heirs, executors and administrators.

         Section 78.752 of the NRS allows corporations to provide insurance, or other financial arrangements such as a program of self-insurance, for their directors or officers. Such insurance may provide coverage for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director or officer or arising out of their status as such, whether or not the corporation has the authority to indemnify the person against such liability and expenses. However, no financial arrangement made under
Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         Article XII of the By-Laws requires indemnification by the Company of each person who serves as a director or officer. A summary of the circumstances in which such indemnification is provided is set forth in the following three paragraphs, but such summary is qualified in its entirety by reference to
Article XII.

         In general, any director or officer of the Company who was or is a party to, or is threatened to be made a party, or was or is a witness, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and any appeal therefrom (collectively, a "Proceeding"), by reason of the fact that he is or was a director or officer of such company or is or was serving in any capacity at the request of such company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of an employee benefit plan) shall be indemnified by the Company to the full extent permitted by Nevada law against all liability (which for purposes of Article XII includes all judgments, settlements, penalties and fines) and costs, charges and expenses (including attorneys' fees) asserted against him or incurred by him in connection with any Proceeding.

         Article XII permits the Company to deny indemnification to a person who initiated a Proceeding if the Company denied authorization of the Proceeding within 60 days after receipt of notice of the Proceeding from the indemnified person. Such indemnification for costs, charges and expenses incurred by a person who initiates a suit may not, however, be permitted under Nevada law.

         Article XII also provides that the Company shall advance costs, charges and expenses (including attorneys' fees) incurred by an indemnified person, but permits the Company to withhold advancement of costs to a director or officer in an action in which such person is an adverse party to the Company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

THE COMPANY'S SERVICES

         The information contained below includes statements of the Company's or management's beliefs, expectations, hopes, goals and plans that are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. For a description of such risks and uncertainties, see the information set forth in "Cautionary Note Regarding Forward-Looking Statements" above, which information is incorporated herein by reference.

         The Company was incorporated under the laws of the State of Nevada on October 30, 1986 as Burningham Enterprises, Inc. On August 28, 1996, Guardian International, Inc., then a privately held Florida corporation, merged with and into the Company (then named Everest Security Systems Corporation). Following the merger, the Company changed its name to Guardian International, Inc. For more information regarding the Company's history and its merger with the privately held Guardian International, Inc., see the information set forth below under the caption "History."

         The Company is presently a leading supplier of security monitoring and high grade monitored security systems in Florida and New York City (see "Recent Developments" below). Based on the Company's gross revenues and number of subscribers for the fiscal year ended December 31, 1997 ("Fiscal Year 1997"), the Company ranked 57th among the top 100 security companies in the United States in SDM MAGAZINE'S 1998 annual listing. If the ranking had given effect to the Company's acquisition of Mutual Central Alarm Services, Inc. (see "Recent Developments" below), the Company would have ranked 27th in the country. In addition, according to the 1998 Fact Book Issue of SECURITY SALES (Vol. 19, No.12, supplement), only 5.3% of all security companies in the United States generate gross revenues in excess of $2.5 million. These statistics place the company as a significant leader among U.S. security firms. As reflected in the Company's financial statements set forth below, the Company's gross revenues for fiscal year ended December 31, 1997 were $5,624,790. Gross revenues for the periods ended March 31, 1998 and 1997 were $2,609,890 and $1,222,487, respectively.

         The Company's principal activities include the following: (i) monitoring services provided pursuant to alarm contracts owned by the Company;
(ii) monitoring services provided pursuant to alarm contracts owned by other alarm companies (wholesale monitoring); (iii) the sales and installation of electronic security systems including alarm, CCTV and access control systems; (iv) maintenance of electronic security systems; and (v) acquisition of alarm contracts in connection with the acquisition of other alarm companies or otherwise.

         The Company's revenues consist primarily of monthly recurring payments under written contracts for the monitoring of security systems. For Fiscal Year 1997, monitoring revenues represented approximately 67% of total revenues. The balance of the Company's revenues are derived from (i) the sale of electronic security systems (approximately 23% of total revenues); (ii) the provision of maintenance services (approximately 9% of total revenues) and (iii) miscellaneous sources (approximately 1% of total revenues).

         Neither the Company nor the pre-merged Guardian International, Inc. (see "History" below) has ever had any net income and both the Company and the pre-merged Guardian International, Inc. have a history of consistent and sometimes significant net losses. See Management's Discussion and Analysis or Plan of Operation -- Results of Operations" below for further discussion.

RETAIL MONITORING SERVICES

         The Company monitors digital signals arising from burglaries, fires and other events through security systems installed at subscribers' premises. Most of these signals are received and processed at the Company's well-equipped central monitoring station located in Hollywood, Florida. The Company's central monitoring station is listed by Underwriters Laboratories, Inc. ("UL") both as
(i) a burglar alarm system central station and (ii) a protective signaling services central station. In addition, the company also received certification from Factory Mutual ("FM"), an industry regulatory agency, in August 1996. The Company's central station is constructed to withstand hurricane-force winds and can maintain operations indefinitely without electrical power using its propane generators. The Company also operates a UL listed central station in New York from which it monitors approximately 20% of its customers.

         The Company's principal central monitoring station in Hollywood, Florida has many security devices, including closed circuit television ("CCTV"), motion detecting units, high intensity lighting and access control. All of the equipment the Company uses to monitor its customers' systems and to protect its central monitoring station is generally the latest enhancement and the majority of the equipment is less than four years old. In June 1997, the Company installed new Data General computer hardware which significantly increased the processing power, disk storage and growth capabilities of its billing/service and monitoring systems.

         The central monitoring station is redundant and, therefore, if there is ever a failure in a piece of equipment, an exact duplicate is available to back it up within minutes. The central station monitoring facility is largely paperless, resulting in lower costs and greater efficiency than would be obtained otherwise. The Company's phone system is digital (as opposed to analog); all conversations are recorded and compressed digitally. Every alarm function is handled through automation including the dialing of customer and police telephone numbers, thereby reducing the possibility of human error.

         The Company's central monitoring station is comprised of a number of electronic devices. These devices include: alarm receiving equipment, telephone dialers, radio signal receiving equipment, a digital telephone recorder, a digital telephone system and a voice mail / auto phone attendant. All of these devices are maintained internally by the Company's technical personnel. The balance of the Company's equipment includes dual redundant Data General Aviion/trademark/ servers, associated CRTs (terminals) and the software which runs the automated functions of the Company's security, service and accounting functions. The software is maintained by Monitoring Automation Systems (Irvine, CA) and the Data General Corporation computers and terminals are maintained by Data General Corporation (Boston, MA) pursuant to annual maintenance contracts. The maintenance services of Monitoring Automation Systems and Data General cost the Company approximately $5,800 per month in the aggregate.

         The monitoring services provided by the Company include monitoring homes and commercial facilities for burglary, fire and environmental problems. If an alarm, fire or environmental condition is detected, a signal is transmitted over telephone and/or radio transmission to the Company's central monitoring station. When the conditions require verification and/or dispatch action, the Company's human operators react in accordance with standard procedures.

         The central monitoring system also monitors opening and closing schedules for the Company's commercial customers. Commercial customers have the option of receiving weekly reports reflecting the date, time, action and employee name with respect to each opening or closing activity during the relevant week. The reports can be sent to any location around the world via facsimile or e-mail.

         Retail monitoring generated revenues of approximately $3.2 million and $2.2 million in fiscal years 1997 and 1996, respectively. Revenues for the three months ended March 31, 1998 were approximately $1.7 million compared to approximately $813,000 for the same period in 1997. As of July 1, 1998, the Company had approximately 19,500 retail customers, which includes the accounts acquired from Mutual, Gator and Precision (see "Recent Developments" below). No retail customer represents more than 5% of the Company's total revenues.

WHOLESALE MONITORING PROGRAM

         Under the Company's wholesale monitoring program (the "Wholesale Monitoring Program") subscribers are monitored on a "wholesale" basis for certain third party security alarm companies, some of which are competitors of the Company. This practice is commonly referred to in the industry as "third party monitoring" or "wholesale" monitoring. The Company also offers such third party companies additional services, such as off-site data entry and account maintenance, automated account history and testing via touch tone telephone, marketing and technical support.

         Under the Wholesale Monitoring Program, the Company bills the third party company a monthly amount for all services rendered. The third party company is responsible for billing its customers. Typical fees for wholesale monitoring are approximately 20% of the amount billed directly by the Company to its retail customers. While wholesale monitoring results in significantly lower margins than are obtained with respect to the Company's retail subscribers, the wholesale customer base creates an opportunity for the Company to expand its retail customer base by purchasing customer accounts from third party companies. In fact, the Company has on occasion purchased customer accounts that were being monitored under the Wholesale Monitoring Program.

         The Wholesale Monitoring Program generated revenues of approximately $573,000 and $504,000 in fiscal years 1997 and 1996, respectively. Revenues for the three months ended March 31, 1998 and 1997 were approximately $162,000 and $134,000, respectively. As of July 1, 1998, the Company had approximately 19,800 wholesale customers. No such wholesale account represents more than 5% of the Company's total revenues.

INSTALLATION AND SALE OF ELECTRONIC SECURITY SYSTEMS

         The Company typically installs electronic security systems for its residential and commercial customers. These systems can range in complexity from simple alarm panels interfaced with one or two sensors up to highly integrated card access and CCTV systems. Residential systems are usually sold for a one-time non-refundable fee. Commercial systems are usually leased to the customer for a period of time coinciding with the monitoring contract.

         Most of the alarm-related products sold by the Company are manufactured or distributed by subsidiaries of Pittway Corporation. The Company sells a variety of brands of access control and CCTV products depending upon the specific application.

         Revenues derived from the installation and sale of security systems totaled approximately $1,287,000 and $863,000 in fiscal years 1997 and 1996, respectively. Installation revenues for the three months ended March 31, 1998 and 1997 were approximately $680,000 and $353,000, respectively. Increased revenues are a result of increased efforts to generate accounts, through additional sales and marketing staffing, and the additional Specialty Device Installers, Inc. ("SDI") revenues (see "History - General" below).

MAINTENANCE OF ELECTRONIC SECURITY SYSTEMS

         A strong maintenance and service capability is an important element in maintaining good customer relations and low attrition. Guardian provides responsive service to its clients whose electronic security systems require repair or upgrading. Depending on the nature of the problem and the customer, such services are typically provided within 24-48 hours.

         Revenues derived from the maintenance of security systems totaled approximately $489,000 and $69,000 in fiscal years 1997 and 1996, respectively. Revenues for the three months ended March 31, 1998 were approximately $176,000 and $56,000 for the same period in 1997. Increased revenues correlate to the increase in the Company's account base (see "Customer Account Activity" during Fiscal Year 1997).

HISTORY

         GENERAL

         The Company was incorporated under the laws of the State of Nevada on October 30, 1986 as Burningham Enterprises, Inc.("Burningham"). Burningham launched a "blank check/blind pool" initial public offering (the "IPO"), registering its shares with the Securities and Exchange Commission ("SEC") on a Registration Statement on Form S-18 which was declared effective in March 1987. The Company raised $100,000 pursuant to the IPO.

         The Company had no operations and did not acquire any business between October 1986 and February 1988, at which time the Company changed its name from Burningham Enterprises to Everest Funding Corporation ("Everest Funding") and completed a reverse subsidiary merger with Everest Mortgage Corporation ("EMC"). Following that merger, EMC became a wholly-owned subsidiary of the Company. EMC was in the mortgage origination business, but ceased operations in late 1993. EMC was subsequently dissolved on July 5, 1995.

         The Company was again inactive between the end of 1993 and June 1995, at which time the Company underwent a change of control. New directors were elected to the Company's Board of Directors (the "Board") and in July 1995, the Board and a majority of shareholders approved a one for twenty reverse split, effective July 24, 1995. On November 27, 1995, the Company changed its name from Everest Funding to Everest Security Systems Corporation ("Everest Security") and entered into the home alarm installation and service business.

         On October 9, 1995, the Company entered into a stock purchase agreement ("Stock Purchase Agreement") with SDI, a company incorporated under the laws of the State of Florida in August 1991. Under the terms of the Stock Purchase Agreement, the Company purchased all of the shares of SDI in exchange for 100,000 shares of common stock. The Stock Purchase Agreement also required the Company to enter into an employment contract with Frank Bauer for a term of five years commencing on October 1, 1995 in the role of President of SDI, a wholly-owned subsidiary. SDI was subsequently downsized due to poor financial performance and a lack of significant margins from the subcontract installation business. Mr. Bauer is presently serving as an employee of the Company, but is not an officer of the Company nor a member of the Board, nor the President of any significant operating subsidiary. During the first quarter of Fiscal Year 1997, the Company significantly downsized SDI as a result of SDI's poor operating performance and discontinued its operations entirely by the end of Fiscal Year 1997.

         On January 15, 1996, the Company formed Federal Alarm Systems, Inc. ("FASI"), a wholly owned subsidiary organized under the laws of the State of Florida. FASI was established to provide monitoring services for the owners of burglar alarm systems installed by SDI and to monitor and service purchased burglar alarm contracts. Subsequent to the establishment of FASI, the Company's management decided to perform these services and FASI has been dissolved.

         MERGER WITH GUARDIAN INTERNATIONAL, INC.

         On August 15, 1996, the Company executed an Agreement and Plan of Merger ("Merger Agreement") with Guardian International, Inc. ("Guardian"), a Florida corporation. On August 28, 1996, Guardian merged with and into Everest (the "Merger"). Pursuant to the terms of the Merger Agreement, in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act, the Company issued 3,226,902 shares of Common Stock to the shareholders of Guardian in exchange for all of the outstanding shares of common stock of Guardian. These shares represented approximately fifty percent (50%) of the Company's then issued and outstanding Common Stock. Also, pursuant to the terms of the Merger Agreement, the Company paid approximately $1.8 million to Harold Ginsburg, one of the shareholders of Guardian, in repayment of certain loans to Guardian and as a return of capital.

         Following the Merger, the Company changed its name to Guardian International, Inc. The Company's directors preceding the Merger resigned following the Merger and the directors of Guardian filled the vacancies on the Board. For a listing of the Company's directors, see "Directors, Executive Officers, Promoters and Control Persons" above. For a discussion of the accounting treatment of this transaction, see Note 2 of Notes to Consolidated Financial Statements contained herein.

RECENT DEVELOPMENTS

         INVESTMENT BY WESTAR CAPITAL, INC.

         On October 14, 1997, the Company and Westar Capital, Inc. ("Westar Capital"), executed a Stock Subscription Agreement (the "Subscription Agreement") for Westar Capital to acquire approximately 37 percent of the equity of the Company. The proceeds of the investment totaled approximately $7.5 million. The investment consisted of Westar Capital purchasing 2,500,000 newly issued shares of Class A Common Stock and 1,875,000 shares of newly issued Series A 9 3/4% Convertible Cumulative Preferred Stock, par value $.001 (the "Series A Preferred Stock"). The Series A Preferred Stock is convertible to Class A Common Stock on a share for share basis. Westar Capital has assigned its shares of Guardian capital stock and its rights under the Subscription Agreement to Westar Security, Inc. ("Westar Security"). Following the transaction, Westar Capital transferred its interest in Westar Security to Protection One, Inc., an affiliate of Western Resources, Inc. (see Risk Factors - "Significant Ownership of Class A Common Stock by Certain Shareholders"). As part of the transaction, Western was granted the right to appoint two members to an expanded eight member board.

         ACQUISITION OF MUTUAL CENTRAL ALARM SERVICES, INC.

         In February 1998, the Company completed the acquisition of all of the capital stock of Mutual Central Alarm Services, Inc. ("Mutual"), the nation's 60th largest monitored alarm company (according to SDM MAGAZINE) and one of the largest independent alarm companies in the metropolitan New York area. Founded nine years ago, Mutual grew through a strategy of concentration on high-grade UL listed commercial security, fire, CCTV and access control systems. Mutual provides services to high-end retail businesses, financial institutions and Fortune 500 companies. As a result of the acquisition, the Company added MRR of approximately $320,000, annual revenues of approximately $5 million and earnings before interest, taxes, depreciation and amortization ("EBITDA") of approximately $1.5 million.

         The total purchase price was approximately $10.5 million in cash and 1,981,700 shares (the "Shares") of unregistered Class A Common Stock. The Company granted certain rights to the Selling Security Holders to have the Mutual Shares registered by the Company under the Securities Act. Under the terms of the Purchase Agreement, 750,000 shares of the Shares are being held in escrow for a one-year period for indemnification purposes pro rata per Selling Security Holder. The effective date of the acquisition was February 1, 1998. The transaction was accounted for under the purchase method of accounting.

         Pursuant to the terms of the Purchase Agreement, the Company and Mutual entered into employment agreements with Joel A. Cohen and with Raymond L. Adams. Mr. Cohen was retained under a five year agreement as President of Mutual and was appointed to serve as a Vice President of the Company. Mr. Cohen was granted options to purchase 100,000 shares of Class A Common Stock. Twenty percent of the options vest and are exercisable on each of the first five anniversaries of the effective date of his employment agreement. Mr. Adams was retained under a three-year agreement as a Vice President of Mutual. Mr. Adams was also granted options to purchase 100,000 shares of Class A Common Stock, thirty three and one-third percent of which vest and are exercisable on each of the first three anniversaries of the effective date of his employment agreement.

         The Company funded the cash portion of the acquisition with borrowings under its Renewed Credit Facility with Heller (see "Management's Discussion and Analysis or Plan of Operation -- Credit Facility" below) and proceeds from a $4.0 million preferred stock investment from Western. Western purchased 1,600,000 shares of Series B Preferred Stock at $2.50 per share. The Company granted to Western certain rights to have the shares of Class A Common Stock issuable upon conversion of the Series B Preferred Stock on a share-for-share basis registered by the Company under the Securities Act.

         Guardian will continue to operate Mutual under its trade name as a wholly-owned subsidiary of Guardian and will continue to operate Mutual's New York based central monitoring and dispatch center.

         ACQUISITION OF GATOR TELECOM, INC.

         On March 9, 1998, the Company acquired all the assets of Gator Telecom, Inc., a Florida corporation ("Gator"), for $1.4 million in cash and 94,937 shares of restricted Class A Common Stock. The Company funded the cash portion of the acquisition by using its Renewed Credit Facility with Heller. (See "Management's Discussion and Analysis or Plan of Operation -- Credit Facility" below.)

         Gator provides security installation, monitoring, structured wiring and home automation to over 125 active residential builders in the Tampa Bay area. Gator was founded in 1981.

         The Company will continue to operate Gator from its 5,000 square foot service facility in Tampa. Dan Lawrence, the founder of Gator, has been named the Company's Central Florida Regional Manager and will also oversee service for the Company's pre-existing 1,500 Tampa customers that are presently serviced by dealers.

         The acquisition, which included a significant number of corporate assets such as accounts receivable, inventory, vehicles and other fixed assets, added approximately 1,800 monitored subscribers to the Company's current MRR base and increased MRR under contract by more than $37,000.

         ACQUISITION OF PRECISION SECURITY SYSTEMS, INC.

         In April 1998, the Company acquired Precision Security Systems, Inc. ("Precision"), one of the largest independent security alarm installation companies in South Florida, for $3 million in cash consideration and 194,269 shares of Class A Common Stock. The Company funded the cash portion of the acquisition using borrowings under the Renewed Credit Facility with Heller.

         David Weston, Vice President of Precision, joined the Company's senior management team as Director of Operations, under a one-year employment contract. Precision's operations were consolidated into the Company's existing infrastructure.

MARKET OVERVIEW AND TRENDS

         The Company's target market consists of owners of single family residences, residential development communities where the Company has or may obtain bulk service contracts and commercial establishments.

         The security alarm industry is characterized by a high degree of fragmentation and currently is comprised mostly of a large number of small providers of alarm systems and services. A survey published by SDM MAGAZINE in May 1998 reported that in 1997, based upon information provided by its respondents, the 100 largest companies in the alarm industry accounted for approximately 24% of industry revenues. The Company believes that many smaller alarm service companies, because of their small size, have higher overhead expenses as a percentage of revenues than the Company and lack access to capital on terms as attractive as those available to the Company. Moreover, due to a decline in security system installation prices over the last two years, security alarm companies participating in market growth are required today to make a substantial investment in each new subscriber; for example, in order to be competitive, security alarm companies must sell equipment at or below cost or transfer equipment gratuitously in the expectation of generating future recurring monitoring revenues. Consequently, access to capital has become an increasingly important factor in a security alarm company's success.

         The residential security alarm market is also characterized by rapid growth, but a relatively low level of market penetration and is therefore still in a relatively immature stage. The pricing has only recently made it accessible to a broader homeowners' market. The Company believes that several factors have spawned an increased demand for residential security alarm systems in the markets where the Company operates, including increased crime rates, increased public concern about crime and the prevalence of insurance company discounts to homeowners who purchase alarm systems, which discounts are typically larger when alarm systems are monitored by a central station. In addition, insurance companies may require that businesses install an alarm system as a condition to obtaining or renewing insurance coverage. Also, the Company enjoys the benefits of operating in two separate sectors of the industry, high grade commercial and traditional residential. By operating in both sectors, economic strength in one can subsidize any weaknesses that may occur in the other, a reputation earned in one sector can carry over into the reputation for the other and cash flow from commercial projects can help fund investments in the residential market.

         Advances in digital communications technology have prompted some consolidation in the security alarm industry. Prior to the development of digital communications technology, alarm monitoring required a dedicated telephone line, which made long-distance monitoring uneconomic. Consequently, in order to achieve a national or regional presence, alarm monitoring companies were required to maintain a large number of geographically dispersed local monitoring stations. The development of digital communications technology eliminated the need for dedicated telephone lines, reducing the cost of monitoring services to the subscriber and permitting the monitoring of subscriber accounts over a wide geographic area from a central monitoring station. The elimination of local monitoring stations has decreased the cost of providing alarm monitoring services and has substantially increased the economies of scale for larger alarm service companies. In addition, the concurrent development of microprocessor-based control panels has substantially reduced the cost of the equipment available to subscribers in the residential and commercial markets. Digital technology has also enabled equipment manufacturers to build more features into security systems (e.g., remote user interface, lighting and heating controls, user programming features).

         Large, consumer-oriented companies in industries facing deregulation, including long distance and local telephone companies and electric and gas utilities (e.g., Entergy Corporation, Western Resources, Inc. and Ameritech Corporation), have demonstrated an increased interest in the security alarm industry over the last several years. The Company believes telecommunication and utility companies are interested in offering their customers additional services, including security services, as a means of enhancing customer loyalty and reducing future risk of losing customers in a fully competitive environment. The entrance by such large companies into the security alarm business poses the threat that such companies will engage in price competition with other companies in the security alarm industry. Such price competition, if it was to occur, could have a materially adverse effect on the Company's financial condition. As discussed above in "Recent Developments", Western has invested $11.5 million in the Company. The Company believes that its strategic alliance with affiliates of Western Resources, Inc. will help the Company's competitive position by (i) improving the Company's financial strength by increasing the Company's equity; (ii) lowering its cost of capital; (iii) improving its appeal to potential sellers of alarm accounts or alarm companies and (iv) improving and expanding acquisition and investment opportunities made available to the Company.

BUSINESS STRATEGY

         The Company has never had any net income and has a history of consistent and sometimes significant net losses. Although no assurance can be given by the Company as to when or if the Company will realize net earnings, the Company anticipates that, based on its strategy of continued growth and customer account expansion, and barring any unforeseen significant changes in the nature of its business or operations (including its method of financing customer account acquisitions through its existing and/or any Renewed Credit Facility with Heller and the accounting for such acquisitions), it will continue to record such net losses until such time as it has significantly reduced its indebtedness and has substantially increased its customer base.

         The Company's strategy for growth has consisted primarily of the implementation of an aggressive and strategic acquisition plan, while maintaining a strong balance sheet. Between 1994 and 1997, prior to its merger into the Company, Guardian acquired a combination of 20 alarm companies and/or portfolios of customer monitoring contracts from existing alarm companies. The financing for these acquisitions was derived from a $7.0 million credit facility with Heller, which has been replaced by the Company's Renewed Credit Facility (see "Management's Discussion and Analysis or Plan of Operations -- Credit Facility" below) and with the proceeds from the investment by Western (see "Recent Developments" above).

         Management believes that numerous acquisition opportunities continue to be available and the Company is pursuing, and intends to continue to pursue, acquisitions of alarm companies or portfolios of subscriber accounts, some of which may be significant to the Company's expected future growth. Through its recent acquisition of Mutual, the Company has expanded its operations outside of Florida and into New York. The Company plans to continue pursuing other acquisitions outside Florida, not only in New York, but in major metropolitan areas in North and South America. Acquisitions of account portfolios thus far have been achieved primarily through the acquisition of alarm companies, the "Independent Alarm Acquisition Program" and, until recently, the "Dealer Program", as described below.

         Under the Independent Alarm Acquisition Program, the Company acquires customer contracts from independent alarm companies in Florida. Under this Program, the independent alarm company solicits sales of its own alarm systems from potential residential or commercial customers, who are also offered the option to enter into an agreement with the independent alarm company, in the independent alarm company's own name, for the provision of alarm monitoring and/or repair services, typically for a 60 month term, although the monitoring period may be shorter. The independent alarm company then sells the customer contract to the Company for an amount typically between 25 to 35 times the amount of MRR to be generated by the contract, or a proportionately smaller multiple of MRR if the contract is for less than 60 months. The costs of such acquisitions are accounted for at the fair value as of the date of acquisition and amortized over 10 years.

         While the Company is not using aggressive efforts to continue the Dealer Program, due to concerns about the quality of accounts offered for sale by dealers, there are several authorized dealers in Florida. Most of the Dealers are independent alarm companies performing under agreements to sell under the Company name, although in most cases the Dealer is not obligated under the agreement to sell exclusively for the Company. The Dealers are offered numerous support services including but not limited to marketing, equipment discounts, technical expertise and competitive purchase multiples. The Company's goal is to aid the Dealers in achieving performance goals, which in turn benefit the Company. Each Dealer solicits sales of the Dealer's own alarm systems from residential or commercial customers, who also may be offered the option to enter in an agreement for the provision of alarm monitoring and/or repair services, typically for a 60 month term, although the monitoring period may be shorter. The Dealer can offer the provision of monitoring services to the customer under the name of the Company, under the Dealer's own name, or under any other independent alarm company name. In such cases where the customer contract for monitoring services is written under the name of the Company, the Company pays the Dealer a placement fee. In other cases where the customer contract is written under any provider's name other than the Company, the Dealer sells the contract to the Company. The amount paid by the Company to the Dealer under either scenario described is typically between 25 to 35 times the amount of MRR to be generated by the contract, or a proportionately smaller multiple of MRR if the contract is for less than 60 months. The amount paid to Dealers is capitalized and amortized over 10 years.

         Under both the Independent Alarm Acquisition Program and the Dealer Program, the independent alarm company or the Dealer, as the case may be (collectively referred as the "Contract Seller"), may be required to guarantee that a minimum number of payments (usually between 12 and 18 monthly payments) will be received by the Company from the customer (the "Minimum Payment Period") and that customers will pay any amounts owed within 90 days during such Minimum Payment Period. If the guaranteed number of payments is not received by the Company, or if a customer is late in paying any amounts due for a period exceeding 90 days, the Contract Seller must replace the subscriber contract with a new contract of equal original duration and MRR. In order to ensure that such Contract Seller guarantees are met, the Company typically withholds an average of 10% of the payment made to the Contract Seller at the inception of the transaction (referred as a "holdback"). After the guarantee period lapses, the Company will pay the Contract Seller the holdback monies due.

         Another source of growth of account portfolios is the Company's internal sales department. The Company has various retail marketing programs in place intended to generate additional subscribers. One such program is a customer referral program pursuant to which new customers are generated by referrals from the Company's existing and continually increasing customer account base. These "referral accounts" enable the Company to increase its revenue at a much lower cost than traditional marketing methods. In addition, the Company recently became an authorized distributor of First Alert Professional/trademark/ security products, a product line available to a select group of alarm dealers. Such dealers also receive significant marketing support from First Alert Professional/trademark/ including sales literature, sales training and leads.

         Management is hopeful that significant additional revenue sources will be generated from the Company's bulk service communities builder projects. The Company currently has master association contracts ("Master Contracts") with eight development companies. Each Master Contract calls for Company-installed alarms to be monitored by the central station with one bill each month to the relevant master homeowners association. CLOSINGS on homes located in these developments began in the first quarter of 1996 and will continue for the next three years. Guardian's revenue under a Master Contract increases incrementally with each closing. Current MRR under the Master Contracts is approximately $13,000. Management anticipates that upon completion of the development projects, the Company will generate over $25,000 in additional MRR under the Master Contracts; there can be no assurances, however, as to the completion of these projects or the realization of the additional MRR.

         The financial strategy for effecting the business goals was enhanced in 1997 by developing a relationship with Western, see "Recent Developments" above. The Company believes that the relationship enhances its access to capital for the future, affording management the ability to focus on executing the business strategy. Some of the relationship's many potential benefits are enumerated in "Market Overview and Trends" above.

CUSTOMER ACCOUNT ACTIVITY DURING FISCAL YEAR 1997

         The Company purchased 4,268 contracts (net of 434 contracts which were returned to sellers due to collectability problems -- such returned contracts are not counted towards attrition, as defined in "Overview" in "Management's Discussion and Analysis or Plan of Operation" below) during Fiscal Year 1997. A total of 276 accounts were purchased during the quarter ended March 31, 1998.

         The following table reflects the Company's customer account activity during Fiscal Year 1997 and the first quarter of 1998:

                                                                          FISCAL YEAR             THREE MONTHS
                                                                             ENDED                   ENDED
                                                                       DECEMBER 31, 1997         MARCH 31, 1998
                                                                       -----------------         --------------
    Number of customer contracts, beginning of period                        7,940                   11,855
    Contracts purchased                                                      4,268                      276
    Contracts acquired in acquisitions (1)                                       -                    4,448
    Contracts generated through internal sales                                 618                      303
    Contracts lost through net attrition (2)                                  (971)                    (407)
                                                                           -------                   ------
    Number of customer contracts, end of period                             11,855                   16,475
                                                                           =======                   ======

(1) Includes 2,583 accounts acquired from Mutual and 1,865 accounts acquired from Gator. In addition, approximately 3,100 contracts were acquired in April 1998 in the Precision acquisition (see "Recent Developments", above).

(2) For the definition of net attrition and a discussion of the primary reasons for attrition of customer accounts, see information under the caption "Overview" in "Management's Discussion and Analysis or Plan of Operation" below.

         The 4,268 contracts purchased by the Company during Fiscal Year 1997 ("Purchased Contracts") generated average MRR of approximately $28 per contract. The range of MRR for most contracts is between $12 per contract and $60 per contract, with the majority being between $12 and $35. Approximately 68% of the contracts purchased were residential contracts and approximately 32% were commercial contracts. The average MRR for the contracts of Mutual, Gator and Precision is approximately $125, $18 and $29, respectively.

         The breakdown of the number of Purchased Contracts for Fiscal Year 1997 and the three months ended March 31, 1998 by MRR range is as follows:

                                                      NUMBER OF PURCHASED CONTRACTS
                                        -----------------------------------------------------------
              MONTHLY RECURRING                 YEAR ENDED                 THREE MONTHS ENDED
                REVENUE RANGE                DECEMBER 31, 1997               MARCH 31, 1998
              -----------------              -----------------             ------------------
                  $12 - $25                        3,315                          173
                  $26 - $35                          501                          100
                  $36 - $60                          319                            3
                   Over $60                          133                            -
                                                   -----                          ---
                                                   4,268                          276
                                                   =====                          ===

          The average attrition guarantee period, for which dealers must replace non-performing contracts on Purchased Contracts, is between 12 and 18 months from the date of purchase. The average purchase price holdback is 10%. This holdback period affords the Company the opportunity to confirm that the customers of the Purchased Contracts will pay timely and honor their contracts after their acquisition by the Company.

EQUIPMENT AND TECHNOLOGY

         In June 1997, the Company invested $150,000 to upgrade the hardware and software of its security monitoring system in Florida. These improvements included new Data General/Aviion machines based on Intel processors, positioning the Company for a transition to a Windows NT(TM) computing environment. This investment increased capacity and improved the productivity of operators and other administrative staff using the automation and accounting systems. The Company expects to upgrade its security monitoring system periodically as necessary to keep up with technological advances.

         The Company currently operates under the MAS 5.50.11 version, for its automation, service and billing system. The Company is one of the few companies in the United States to incorporate integrated MAS fax technology. This gives the Company the ability to automate numerous aspects of information that were previously processed manually. In addition, such technological advancements as the provision of alpha-numeric alarm indications and the use of security industry-specific software such as MASTrak and MASLink, give the Company's off-site locations the ability to process data efficiently with little or no human interaction.

         The Company's central monitoring system currently has the capacity to monitor up to approximately 250,000 subscribers with moderate upgrades to the storage and processor capacity of its existing hardware system. Moreover, the operating facility would require minimal physical changes to accommodate such a volume of accounts.

MARKETING

          A large portion of the Company's marketing activities have consisted of referrals and a limited amount of advertising. As mentioned above, the Company elected to become a First Alert Professional(TM) dealer to enhance its direct sales efforts. The direct sales staff was more than doubled in 1997 and additional increases are expected in fiscal year 1998. The Company intends to expand its direct sales organization not only in South Florida and New York, but in other major metropolitan markets of North and South America.

         The Company purchased customer accounts from 14 independent alarm companies and 14 dealers during Fiscal Year 1997. Accounts were purchased from 2 independent alarm companies and 4 dealers during the three months ended March 31, 1998. The decrease is due to the increased emphasis on direct sales, as discussed above. Such dealers and independent alarm companies are located throughout South Florida, Central Florida and the Tampa/Sarasota, Florida areas.

COMPETITION

         Competitive conditions vary within each segment of the security industry. The largest segment is composed of security system dealers. Most of these companies have fewer than twenty employees, average one hundred fifty to eight hundred fifty (150- 850) customer accounts, are usually under capitalized, are owner-managed and do not have their own central monitoring stations.

         According to a 1997 survey conducted by SDM MAGAZINE (published in May
1998), the 100 largest companies in the security industry account for approximately twenty-four percent (24%) of the industry's total revenue. Therefore, the majority of the industry revenue is generated by smaller alarm service companies.

         The segment of the industry composed of central monitoring services is characterized by a small number of companies that provide both wholesale and retail monitoring. The barriers to entry in this segment are high due to the large investment required to equip and conform the facilities for UL approval. This segment is divided into national and regional firms. The smaller regional companies have difficulty competing with the larger national firms due to higher overhead, the inability to purchase service and equipment on volume discounts and, often, the lack of capital or financing to make acquisitions. However, the Company believes that large regional companies have a competitive advantage relative to large national companies because large national companies provide sales and/or leases, installations and service of security systems and provide central monitoring services, but typically provide only retail monitoring for security systems installed by them. They generally do not enter the wholesale market. In contrast, regional companies typically provide wholesale monitoring services to other regional and local alarm companies that are unable to supply the monitoring function for the security systems which they sell. (See "Wholesale Monitoring Program" above, for a discussion of the Company's Wholesale Monitoring Program.)

         There are a number of larger companies which may have significantly greater capital and resources than the Company. See "Market Overview and Trends" above, for a discussion of competition from large companies in other industries. The following chart reflects the size of the nine largest alarm companies. The information was obtained from the May 1998 issue of SDM MAGAZINE.

                                              1997 REVENUE           NUMBER OF
COMPANY                                       (IN MILLIONS)          ACCOUNTS
-------                                       -------------          --------
ADT Security                                      $1,100            1,600,000
SecurityLink from Ameritech                          450            1,100,000
Wells Fargo Alarm Services, Inc.                     227              170,000
Honeywell, Inc. Home & Building Control              201              200,000
Brinks Home Security, Inc.                           180              511,500
Protection One, Inc. (1)                             145              756,800
The Westec Security Group                             85              120,000
Slomins Security                                      51               84,800
Entergy Security, Inc.                                50              168,000
Guardian International, Inc.                           6               13,500

(1) Protection One, Inc., a Delaware corporation, is a majority-owned subsidiary of Western Resources, Inc. and directly and indirectly owns 41.6%, in total, of the Company's outstanding shares of Class A Common Stock, on an as-converted basis, as of July 1, 1998.

GOVERNMENT REGULATION

         The Company's operations are subject to federal, state, county and municipal laws, regulations and licensing requirements. The Company's employees include four qualifiers for the low-voltage electrical contractor license as required by the State of Florida. In addition, the Company believes it holds all the licenses required to operate in the counties and municipalities in Florida in which it is presently providing services.

         Because the Company operates a central monitoring station and installs burglar and fire alarms, the State of Florida requires that the Company's employees directly involved in the monitoring of customers and provision of field repair services complete a certification program and that the Company maintain a license to conduct its monitoring business. The Company believes that it holds the necessary licenses to conduct its business and that it is in compliance with all licensing and regulatory requirements in each jurisdiction in which it operates.

         The Company relies on the use of telephone lines and radio frequencies to transmit signals and relay alarm calls. The cost and type of equipment that may be employed for telephone lines is regulated by the federal and state governments. The use and operation of radio frequencies is regulated by the Federal Communications Commission and the state public utilities commissions.

TRADEMARKS

         During the fiscal year 1997, the Company filed an application with the United States Patent and Trademark Office ("Office") to register the mark "Security By Guardian International" & "G" design. In late 1997, the Company received notification from the Office that its application had not been accepted. The Company retained the Washington D.C. based

Intellectual Property law firm of Cohen & Smith. The Company was advised to continue its common law use of the mark and file for state trademark protection. Two state trademark registrations were granted for Guardian International Security & G design (T98000000478 on April 29, 1998) and a G design contained within a circle (T98000000637 on June 1, 1998). The Company has been using these marks in Florida since January 1993 without third party opposition. In July 1998, the Company filed a federal trademark application with the Office for the mark Mutual Central Alarm Services, Inc. & design. The Company is currently monitoring its trademarks: Guardian International, Inc., Gibraltar Security Alarm Services, Alarm Control, Inc., Mutual Central Alarm Services, Inc. and Gator Telecom, Inc. in order to evaluate the availability and feasibility of continuing to operate under separate trademarks or consolidate them into one name. No assurances can be given that third parties will not attempt to assert superior trademark rights in similar marks or that the Company will be able to successfully enforce and protect its rights in its trademarks against third party infringers.

EMPLOYEES

         At July 1, 1998, the Company employed 172 individuals, all of whom were full-time employees. Any future increase in the number of employees will depend upon growth of the Company's business.

         As of July 1, 1998, certain employees of Mutual were represented by a labor union and by a collective bargaining agreement. The Company and management believe that the Company's relations with its employees are satisfactory.

RESEARCH AND DEVELOPMENT AND ENVIRONMENTAL ISSUES

         The Company does not conduct any research and development activity.

         The Company has the need to dispose of many batteries, which constitute environmentally sensitive waste. The used batteries are stored in the Company's warehouse until such time as they are transported to a recycling center for disposal.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The information contained below includes statements of the Company's or management's beliefs, expectations, hopes, goals and plans that are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. For a description of such risks and uncertainties, see the information set forth in the "Cautionary Note Regarding Forward-Looking Statements" above, which information is incorporated herein by reference.

OVERVIEW

         The majority of the Company's revenues is derived from recurring payments for the monitoring of security systems, pursuant to contracts with initial terms typically ranging from one to five years. The remainder of the Company's revenues is derived from the sale and installation of security systems, servicing of such installed systems and from third party subcontract installation revenue. Monitoring and service revenues are recognized as the service is provided. The excess of installation revenue over estimated selling costs is amortized over the initial term of the related service/monitoring contract (generally five years). All direct installation costs, which include equipment, labor and installation overhead are capitalized and amortized over a five year period. In cases where the Company maintains ownership of the equipment, however, the costs of such equipment is capitalized to property and equipment and amortized over seven years.

         Alarm monitoring revenues generate a significantly higher gross margin than do the other services provided by the Company. During Fiscal Year 1997, installation and service revenues generated only modest gross margins. The margins increased during the three months ended March 31, 1998 due to the larger gross margins Mutual derives from its large commercial security system sales. Management believes, however, that such installation and service activity is necessary for the generation and retention of alarm monitoring subscribers.

         All direct external costs associated with purchases of subscriber accounts (primarily through the Independent Alarm Acquisition Program and Dealer Program, discussed in "Description of Business") are capitalized and amortized over 10 years on a straight-line basis. In contrast, costs attributed to providing the installations, which include direct labor, direct materials and direct overhead, are capitalized and amortized over a five year period. All other costs associated with the sales and installation are charged to income in the period when the installation occurs.

         Although no single subscriber represents more than two (2) percent of the Company's recurring revenue base, the Company is vulnerable to subscribers canceling their contracts. The Company experiences customer cancellations, i.e., attrition, of monitoring and related services as a result of subscriber relocation, the cancellation of acquired accounts during the process of integrating such accounts into the Company's operations, unfavorable economic conditions and other reasons. This attrition is offset to a certain extent by revenues from the sale of additional services to existing subscribers, the reconnection of premises previously occupied by subscribers, the conversion of accounts previously monitored by other alarm companies, and guarantees provided by the sellers of such accounts. The Company defines attrition numerically for a particular period as a quotient, the numerator of which is equal to the difference of gross MRR lost as the result of canceled subscriber accounts less MRR lost that was replaced pursuant to guarantees from sellers of accounts purchased by the Company, and the denominator of which is the average month-end MRR during such period. Net MRR attrition of the Company's customers during 1997 and during the three months ended March 31, 1998 was less than 10%, on an annualized basis.

         Amounts paid to independent alarm companies and Dealers are capitalized and amortized over ten years. If a customer signed on by an independent alarm company or Dealer is lost and not replaced, the unamortized contract amount is written off. Such write-offs are included in amortization of customer contracts in the accompanying Statements of Operations.

         MRR represents the monthly recurring revenue the Company is entitled to receive under subscriber contracts in effect at the end of the period. Included in MRR and the number of subscribers are amounts associated with subscribers with past due balances. The Company maintains the policy and practice of expending every economically feasible effort to preserve the revenue stream associated with these contractual obligations. To this end, the Company actively works toward the collection of amounts owed and the retention of subscribers. In certain instances, this collection and evaluation period may exceed six months. When, in the judgment of the Company's collection personnel, all reasonable efforts have been made to collect balances due and certain legal steps are taken to ensure proper cancellation of the relevant monitoring contract, nonpaying subscribers are disconnected from the Company's monitoring center and are included in the calculation of net subscriber and MRR attrition.

RESULTS OF OPERATIONS

         As discussed in this report, including Note 2 of the Notes to Consolidated Financial Statements of the Company set forth herein, the Company is the surviving corporation of a merger of Guardian with the Company's predecessor, Everest Security, which was consummated on August 28, 1996. See "Description of Business --History" above. The transaction was a reverse acquisition for accounting purposes, with Guardian deemed to be the acquirer. The financial results for fiscal year 1996 include the consolidated balance sheet of the surviving entity as of December 31, 1996; the statement of operations and of cash flows include Guardian's figures for the entire twelve month period, but include SDI's figures only from the date of merger (August 28, 1996).

CONSOLIDATED STATEMENTS OF OPERATIONS

The following table sets forth certain operating data as a percentage of total revenues for the periods indicated.

                                                                  YEAR ENDED              THREE MONTHS
                                                                 DECEMBER 31             ENDED MARCH 31,
                                                                 -----------             ---------------
                                                               1997        1996         1998         1997
                                                               ----        ----         ----         ----
Revenues:
   Monitoring                                                  67.1       74.2          66.2         66.5
   Installation and service                                    32.9       25.8          33.8         33.5
                                                              -----      -----         -----        -----
Total revenues                                                100.0      100.0         100.0        100.0


Operating expenses
   Monitoring                                                  10.3       13.8          13.7         12.4
   Installation and service                                    29.4       25.6          26.1         33.0
   General and administrative                                  44.2       40.1          32.7         32.7
                                                              -----      -----         -----        -----
                                                               83.9       79.5          72.5         78.1
                                                              -----      -----         -----        -----
Income before interest expense, amortization
    and depreciation                                           16.1       20.5          27.5         21.9
                                                              -----      -----         -----        -----
Interest expense                                               17.8       15.5           9.0         16.1
Amortization of customer contracts                             21.0       16.0          23.0         15.9
Depreciation and amortization                                   5.3        5.4           4.7          6.4
                                                              -----      -----         -----        -----
                                                               44.1       36.9          36.7         38.4
                                                              -----      -----         -----        -----
Net loss                                                     (28.0)     (16.4)         (9.2)       (16.5)
                                                             ======     ======         =====       ======

         The Company has never had any net income and has a history of consistent and sometimes significant net losses. Although no assurance can be given by the Company as to when or if the Company will realize net earnings, the Company anticipates that, based on its strategy of continued growth and customer account expansion, and barring any unforeseen significant changes in the nature of its business or operations (including its method of financing customer account acquisitions through its existing and/or any Renewed Credit Facility with Heller and the accounting for such acquisitions), it will continue to record such net losses until such time as it has significantly reduced its indebtedness and has substantially increased its customer base.

         EBITDA is another important factor in considering profitability. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net earnings and is indicative neither of the Company's operating performance nor of cash flows available to fund all the Company's cash needs. Items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. Management believes presentation of EBITDA enhances an understanding of the Company's financial condition, results of operations and cash flows because EBITDA is used by the Company to satisfy its debt service obligations and its capital expenditure and other operational needs as well as to provide funds for growth. In addition, EBITDA has been used by the investment community to determine the current borrowing capacity and to estimate the long-term value of companies with recurring cash flows from operations and net losses.

         The following table provides a calculation of EBITDA for fiscal years 1997 and 1996 and for the three months ended March 31, 1998 and 1997:

                                                               YEAR ENDED                    THREE MONTHS ENDED
                                                              DECEMBER 31,                        MARCH 31,
                                                              ------------                        ---------
                                                         1997              1996             1998             1997
                                                         ----              ----             ----             ----
    Net loss                                         $(1,574,091)       $(590,348)       $(242,112)       $(202,044)

      Plus:

       Amortization of customer contracts             1,181,607           577,611         601,064           193,816

       Depreciation and amortization                    295,666           195,679         122,972            78,365

       Interest expense                               1,001,187           560,680         235,270           196,939
                                                      ---------           -------         -------           -------

    EBITDA *                                         $  904,369         $ 743,622       $ 717,194         $ 267,076
                                                     ==========         =========       =========         =========

* 1997 includes non-recurring costs of approximately $143,000 in connection with a proposed merger which was not consummated.

FISCAL 1997 COMPARED TO FISCAL 1996

         Total revenues for "Fiscal Year 1997" increased 55% to $5,624,790, from $3,620,990 for the fiscal year ended December 31, 1996 ("Fiscal Year 1996"). Monitoring revenues increased by 40% to $3,772,108 during Fiscal Year 1997, from $2,685,734 during Fiscal Year 1996. Installation and service revenues increased by 98% to $1,852,682 during Fiscal Year 1997, compared to $935,256 during Fiscal Year 1996. Total retail subscribers numbered approximately 11,900 at December 31, 1997, compared to approximately 7,900 at December 31, 1996, a net increase of approximately 51%. The increase in revenues and number of subscribers from Fiscal Year 1996 to Fiscal Year 1997 is primarily attributable to the Company's portfolio acquisition of Alarm Control, Inc. (ACI) during the second quarter of Fiscal Year 1997, which added approximately 2,200 retail subscribers, the ongoing Independent Alarm Acquisition Program and Dealer Program and the continued addition of new accounts through the Company's internal sales force. Additionally, during Fiscal Year 1996 SDI provided approximately $520,000 in installation and service revenue subsequent to the merger of Guardian and Everest.

         Total operating expenses for Fiscal Year 1997 increased 70% to $6,197,694, from $3,650,658 during Fiscal Year 1996. Monitoring expenses increased 16% to $579,373 during Fiscal Year 1997, compared to $498,929 during Fiscal Year 1996. The increase in monitoring costs from Fiscal Year 1996 to Fiscal Year 1997 was a result of the significant increase in monitoring revenues and number of subscriber accounts (see previous paragraph). As a percentage of monitoring revenues, however, monitoring expenses decreased to 15% in Fiscal Year 1997, compared to 19% in Fiscal Year 1996. The decrease in monitoring expenses as a percentage of monitoring revenue is attributable to the Company's state-of-the-art monitoring facility, which currently is configured to monitor up to 250,000 subscribers. Though the ongoing costs of monitoring will increase as the number of subscriber accounts increase, such costs will not increase proportionately to the increase in MRR. The Company expects monitoring costs to continue to decrease as a percentage of monitoring revenue until such time as the central monitoring facility is at or near capacity. Installation and service costs for Fiscal Year 1997 increased by 78% to $1,653,003, compared to $926,319 during Fiscal Year 1996. Included in installation and service costs during Fiscal Year 1996 is approximately $398,000 incurred by SDI subsequent to the merger of Guardian and Everest. The increase in total installation and service costs from Fiscal Year 1996 to Fiscal Year 1997 was the result of a similar percentage increase in related revenues from Fiscal Year 1996 to Fiscal Year 1997 (see previous paragraph). As a percentage of installation and service revenue, such costs were 89% in Fiscal Year 1997, compared to 99% in Fiscal Year 1996. The Company does not now generate, nor does it anticipate generating in the future, any appreciable margins or profits from installation and service activity, but such activity is necessary to the generation and retention of alarm monitoring subscribers.

         Total gross profit, defined as total revenues less monitoring costs and installation and service costs, increased by 55% to $3,392,414 in Fiscal Year 1997, compared to $2,195,742 in Fiscal Year 1996. Gross profit from monitoring revenues increased by 46% to $3,192,735 in Fiscal Year 1997, compared to $2,186,805 in Fiscal Year 1996. Gross profit from installation and service activities increased 2,134% to $199,679 compared to $8,937 in Fiscal Year 1996. See the previous two paragraphs for a discussion of revenues and expenses of such monitoring and installation and service activity.

         General and administrative ("G&A") costs increased by 71% to $2,488,045 in Fiscal Year 1997, compared to $1,452,120 during Fiscal Year 1996. Included in G&A costs during Fiscal Year 1996 is approximately $246,000 incurred by SDI subsequent to the merger of Guardian and Everest. The increase in G&A costs from Fiscal Year 1996 to Fiscal Year 1997 is related primarily to the Company's growth in revenue, resulting in an increase in the Company's overhead cost structure. Additionally, there were certain nonrecurring costs of approximately $143,000 incurred in 1997 in connection with a proposed merger which was not consummated. Included in G&A is bad debt expense of $287,870 in Fiscal Year 1997, compared to $124,105 in Fiscal Year 1996. As a percentage of total revenues, bad debt expense was 5.1% in Fiscal Year 1997 compared to 3.4% in Fiscal Year 1996. The increased bad debt expense during Fiscal Year 1997 over Fiscal Year 1996 resulted from increases in revenues and a stricter reserve policy. Along with the stricter reserve policy, deductions against the bad debt reserve increased as a result of the policy permitting a shorter period for collection efforts. As a percentage of total revenues, G&A increased to 44% in Fiscal Year 1997 compared to 40% in Fiscal Year 1996. As with monitoring costs, discussed above, the Company does not anticipate a proportionate increase in G&A as a percentage of revenues as subscriber revenue increases in the future.

         Amortization of customer contracts increased 105% to $1,181,607 during Fiscal Year 1997, compared to $577,611 during Fiscal Year 1996. The increase in such costs from 1996 to 1997 resulted from the increase in the amount of capitalized customer contracts, which increased from a net balance of $5,124,449 at December 31, 1996 to $8,048,495 at December 31, 1997. Such costs are amortized over 10 years, unless a contract is canceled and not replaced by the corresponding independent alarm company or Dealer, or otherwise, in which case the remaining unamortized balance is written off (charged to amortization expense). Included in such amortization costs are $373,408 and $138,000 for Fiscal Year 1997 and Fiscal Year 1996, respectively, relating to customer attrition. See discussion in "Overview" above.

         Depreciation and amortization increased by 51% to $295,666 during Fiscal Year 1997, compared to $195,679 during Fiscal Year 1996. Such costs include (i) depreciation of property and equipment (the gross balance of which increased from approximately $785,000 at December

31, 1996 to approximately $1.2 million at December 31, 1997 as a result of the Company's continued expansion activities and the merger of Guardian and Everest, which resulted in additional property and equipment being acquired); (ii) the investment in new monitoring automation host computers; (iii) amortization of goodwill recorded in connection with the merger of Guardian and Everest (such gross amount totaling approximately $1.2 million which is being amortized over 10 years); and (vi) amortization of certain other intangible assets.

         Interest expense increased 79% to $1,001,187 during Fiscal Year 1997, compared to $560,680 during Fiscal Year 1996. The increase in interest expense was the result of additional debt incurred primarily in connection with the cost of acquiring subscriber accounts. The total number of retail subscriber accounts increased from approximately 7,900 as of December 31, 1996 to approximately 11,900 as of December 31, 1997. The majority of such subscriber acquisition costs, amounting to $4.2 million, were financed by Heller and by the proceeds of the investment in the Company's Preferred Stock by Western. Total borrowings under the Heller Credit Facility decreased from approximately $5.0 million as of December 31, 1996 to approximately $753,000 million as of December 31, 1997. As of March 26, 1998, the Company had approximately $8.8 million of borrowings under the Heller Renewed Credit Facility, in connection with the acquisition of Mutual, discussed in "Description of Business -- Recent Developments" above.

         Net loss increased by 167% to $1,574,091 during Fiscal Year 1997, compared to $590,348 during Fiscal Year 1996. The increased net loss is attributable to increased amortization costs and increased interest expense, as discussed in the preceding paragraphs.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

         Total revenues for the three months ended March 31, 1998 increased 113% to $2,609,890 from $1,222,487 during the corresponding period in the prior year. Monitoring revenues for the three months ended March 31, 1998 increased to $1,726,903, or 112% from $812,846 during the corresponding period of the prior fiscal year. Installation and service revenues for the three months ended March 31, 1998 increased by 116% to $882,987, compared to $409,641 during the corresponding period of the prior fiscal year. Total retail subscribers approximated 16,400 at March 31, 1998, compared to 8,300 at March 31, 1997, a net increase of 98%. The increase in revenues and number of subscribers in 1998 from 1997 is primarily attributable to the Company's recent acquisitions of Mutual and Gator (see Note 2 to the Consolidated Financial Statements) and the May 1997 purchase of 2,200 retail customers from Alarm Control.

         Total operating expenses for the three months ended March 31, 1998 increased 113% to $2,616,732 compared to $1,227,592 during the corresponding period in the prior year. Monitoring expenses increased 136% to $357,714, compared to $151,559 during the corresponding period in the prior fiscal year. As a percentage of monitoring revenues during the three months ended March 31, 1998, monitoring expenses were 21%, compared to 19% during the corresponding period in the prior year. The increase in monitoring costs, in absolute as well as on a percentage basis, from 1997 to 1998 was a result of the significant increase in monitoring revenues and number of subscriber accounts, as well as the acquisition of Mutual, which operates its own central monitoring station. Installation and service costs during the three months ended March 31, 1998 increased by 69% to $681,920, compared to $403,498 during the corresponding period in the prior year. The increase in total installation and service costs in 1998 from 1997 was partly the result of increases in related revenues in 1998 from 1997. As a percentage of installation and service revenue, installation and service costs were 77% during the three months ended March 31, 1998, compared to 99%, during the corresponding period in the prior fiscal year, due to the larger gross margins Mutual derives from its large commercial security system sales. The Company does not now generate, nor does it anticipate generating in the future, any appreciable margins or profits from the sale of alarm systems, and may incur future losses from such installation and service activity, but such activity is considered necessary to the generation and retention of alarm monitoring subscribers.

         Total gross profit, defined as total revenues less monitoring and installation and service costs, increased by 135% to $1,570,256 during the three months ended March 31, 1998, compared to $667,430 during the corresponding periods in the prior year. Gross profit from monitoring revenues increased by 107% to $1,369,189 during the three months ended March 31, 1998, compared to $661,287 during the corresponding period in the prior year. The increase in gross profit from monitoring revenues is primarily attributable to the Company's recent acquisitions of Mutual and Gator, and the May 1997 purchase of 2,200 retail customers from Alarm Control. Gross profit from installation and service activities increased by 3,173% to $201,067 during the three months ended March 31, 1998, compared to $6,143 during the corresponding period in the prior year, due to the profitability Mutual derives from its large commercial security system sales.

         General and administrative costs ("G&A") increased by 113% to $853,062 during the three months ended March 31, 1998, compared to $400,354 during the corresponding period in the prior year. The increase in G&A costs in 1998 from 1997 is related primarily to the Company's acquisition of Mutual, a comparably sized company, and its growth in revenue, resulting in an increase in the Company's overhead cost structure. As a percentage of total revenues, G&A held constant at 33% during the three months ended March 31, 1998, as compared to the corresponding period in the prior year.

         Amortization of customer contracts increased by 210% to $601,064 during the three months ended March 31, 1998, compared to $193,816 during the corresponding period in the prior year. The increase in such costs resulted from the increase in the amount of capitalized customer contracts, which increased to a net balance of $25,692,566 at March 31, 1998 from $5,325,582 at March 31, 1997.

         Depreciation and amortization increased by 57% to $122,972 during the three months ended March 31, 1998, compared to $78,365 during the corresponding period in the prior year. Such costs include depreciation of property and equipment (the gross balance of which increased to $2,056,062 million at March 31, 1998 from approximately $829,305 at March 31, 1997 as a result of (i) the Company's continued expansion activities and (ii) the acquisitions of Mutual and Gator (which resulted in additional property and equipment being acquired), goodwill amortization (a gross balance of $1,506,970 in goodwill was recorded in connection with the acquisitions, which is being amortized over 10 years), and amortization of certain other intangible assets.

         Interest expense increased 20% to $235,270 during the three months ended March 31, 1998, compared to $196,939 during the corresponding period in the prior year. The increase in interest expense resulted from additional debt incurred primarily in connection with acquiring subscriber accounts. The majority of such subscriber acquisition costs were financed by Heller and by the proceeds of the investment in the Company's Preferred Stock by Western. Total borrowings under the Renewed Credit Facility increased to $9,044,898 at March 31, 1998 from approximately $5,357,196 at March 31, 1997.

         Net loss applicable to common stock for the three months ended March 31, 1998 was $(376,769), or $(0.04) per share, compared to a net loss of $(202,044), or $(0.03) per share, during the corresponding period of the prior fiscal year.

CREDIT FACILITY

         On November 16, 1994, Guardian, prior to its merger into the Company, entered into a $7.0 million Loan and Security Agreement with Heller primarily for the purpose of borrowing funds to acquire customer accounts (the "Credit Facility"). Borrowings under the Credit Facility bore interest at 3% to 4% above the prime rate and the Company was required to pay a funding fee of 1% of any amounts borrowed. The loan was collateralized by the Company's assets and secured by the personal guarantees of Harold and Sheilah Ginsburg, both of whom are directors, officers and principal shareholders of the Company.

         As discussed in "Description of Business" above, under the caption "Recent Developments," in May 1997, the Company renegotiated the Credit Facility (the "Renewed Credit Facility") with Heller to increase the maximum credit availability to $15.0 million. The Renewed Credit Facility was further amended in connection with the investment in the Company by Western to increase the availability, subject to various constraints including operating cash flow coverage and MRR levels, to $20.0 million. The Renewed Credit Facility expires in May 2001 and shall automatically renew from year to year thereafter, unless terminated by either party.

The Renewed Credit Facility includes customary covenants, including, but not limited to, restrictions related to the incurrence of other debt, the encumbrance or sale of the Company's assets and the payment of dividends or other distributions to the Company's shareholders. At June 30, 1998 the Company believes it was in compliance with such covenants. Borrowings under the Credit Facility amounted to approximately $12.2 million as of that same date (see "Description of Business -- Recent Developments"). For information regarding Heller's ownership of Class B Common Stock, see "Risk Factors - Shares Eligible for Future Sale; Registration Rights".

LIQUIDITY AND CAPITAL RESOURCES

         As discussed in "Business Strategy", above, the Company believes that its relationship with Western represents a reliable source of equity capital for the future, affording management the ability to focus on executing its business strategy. Some of the relationship's many potential benefits are enumerated in "Market Overview and Trends", above.

         As discussed in this report, the surviving Company is the result of a merger of the predecessor Guardian International, Inc. ("Guardian") with Everest, which occurred on August 28, 1996. Everest conducted a private placement in August 1996 under Regulation S promulgated under the Securities Act of 1,000,000 shares of common stock for $3.50 per share. Everest received proceeds of approximately $3.0 million, net of related costs of the private placement. Subsequent to the merger of Guardian and Everest, approximately $1.8 million was paid to Harold Ginsburg, a shareholder of Guardian, in repayment of certain loans to Guardian and as a return of capital and approximately $1.2 million remained within the Company for working capital purposes.

         In May 1997, the Company refinanced its existing credit facility with Heller. Under the Renewed Credit Facility, the maximum credit facility available to the Company was increased from an existing $7.0 million to $15.0 million. In connection with the investment by Western (see Note 2), the Renewed Credit Facility was further amended to increase the maximum available to $20,000,000. The Renewed Credit Facility expires in May 2001 and shall automatically renew from year to year thereafter, unless terminated by either party. Availability under the Renewed Credit Facility is subject to certain "Borrowing Base" limitations (as defined). The Renewed Credit Facility includes customary covenants, including, but not limited to, restrictions related to the incurring of other debt, the encumbrance or sale of the Company's assets, and the payment of dividends or making of other distributions to the Company's shareholders, and other financial performance covenants. On March 31, 1998, the Company believes it was in compliance with all such covenants.

         The Renewed Credit Facility will be used primarily for acquisitions of subscriber accounts. The Company's continued plan of growth through acquisitions of subscriber accounts is contingent upon its ability to borrow under the Renewed Credit Facility.

         Net cash provided by operating activities during the three months ended March 31, 1998 was $1,089,978. The Company incurred a net loss of $242,112 during such period; however, included in such loss was depreciation and amortization expense, amortization of customer contracts expense and amortization of deferred financing costs totaling $792,294, bad debt provision of $120,902, cash outflows of $591,250 related to increases in accounts receivable and other assets and cash inflows of $1,010,144 related to net increases in liabilities.

         Net cash used in investing activities was $12,679,758 during the three months ended March 31, 1998 and was comprised of $11,193,593 used in the acquisitions of Mutual and Gator, the purchase and placement of customer accounts of $1,191,652 and purchases of fixed assets of $294,513.

         Net cash provided by financing activities was $12,235,176 during the three months ended March 31, 1998, consisting of net proceeds from issuance of stock of $3,989,549, proceeds under borrowings from Heller of $9,338,433 reduced by repayments to Heller and other long-term debt of $1,092,806. The Company's cash balance was $739,709 at March 31, 1998.

         Total shareholders' equity was $17,468,822 at March 31, 1998, increasing by a net amount of $8,452,596 during the three months ended March 31, 1998. The net increase resulted from the investment in the Company by Western and the issuance of Class A Stock in connection with the acquisitions of Mutual and Gator less the net loss of $242,112.

         The Company does not currently have any significant commitments for capital outlays.

YEAR 2000 COMPLIANCE

         The Company had previously received assurance from Monitoring Automation Systems (MAS) that all applications in its software are Year 2000 compliant. In a recent technical bulletin received from MAS, the Company was informed that all of the MAS monitoring, database and billing systems are Year 2000 compliant, however, its general ledger and accounts payable programs are not. The Company is in the final stages of selecting replacement accounting software, which is Year 2000 compliant, which it intends to install by early 1999.

         The Year 2000 compliance status of no other supplier will materially affect the Company's business.

         The Company believes that any costs incurred in connection with the Year 2000 compliance will not have a material adverse effect on the Company.

CONCENTRATION OF CREDIT RISK

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables from a large number of customers, including both residential and commercial customers. The Company extends credit to its customers in the normal course of business, performs periodic credit evaluations and maintains allowances for potential credit losses.

                             DESCRIPTION OF PROPERTY

         The Company leases its corporate headquarters from Guardian Investments, a Florida partnership owned by Harold and Sheilah Ginsburg, both of whom are directors, officers and principal shareholders of the Company. (See Certain Relationships and Related Transactions below.) During April 1998, the Company began leasing additional space in the building which houses the Company's central monitoring facility located at 3880 N. 28 Terrace, Hollywood, Florida 33020. The telephone number is (954) 926-5200. The Company now leases 12,100 square feet of the building. The lease will expire on December 31, 1999, but the Company has an option to renew for an additional five years under the same terms and conditions. The annual rental is approximately $125,000, with annual increases not to exceed three percent (3%). The terms of the lease are no less favorable to the Company than those which could be obtained from unaffiliated third parties.

         With the acquisition of Mutual, the Company became the assignee on a lease with Windbrook Realty. The assignment commenced February 1, 1998 and extends through December 31, 1999. The leased property is 3,500 square feet of office space in a nineteen-story building housing a central monitoring station, offices and warehouse facilities. The annual rent is approximately $88,000.

         With the acquisition of Gator, the Company executed a three year lease, commencing March 1, 1998, with Dan and Cindy Lawrence, former owners of Gator. The leased property is a 5,000 square foot building housing offices and warehouse facilities. The annual rent is approximately $50,000.

OWNERSHIP OF REAL ESTATE

         The Company does not own any real estate at this time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company leases its corporate headquarters from Guardian Investment, a Florida partnership owned by Mr. and Mrs. Harold and Sheilah Ginsburg, both of whom are directors, officers and principal shareholders of the Company. During April 1998, the Company began leasing additional space in the building which houses the Company's central monitoring facility located at 3880 N. 28 Terrace, Hollywood, Florida 33020. The telephone number is (954)

926-5200. The Company now leases 12,100 square feet of the building. The lease will expire on December 31, 1999, but the Company has an option to renew for an additional five years under the same terms and conditions. At December 31, 1997, the annual rental was approximately $125,000, with annual increases not to exceed three percent (3%). The terms of the lease are no less favorable to the Company than those which could be obtained from unaffiliated third parties.

         With the acquisition of Gator, the Company executed a three year lease, commencing March 1, 1998, with Dan and Cindy Lawrence, former owners of Gator. The leased property is a 5,000 square foot building housing offices and warehouse facilities. The annual rent is approximately $50,000.

         For a discussion of certain Common Stock issuances and transfers to certain affiliates of the Company, see "Market for Common Equity and Related Stockholder Matters" below.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Class A Common Stock has been publicly traded under the symbol "GIIS" since November 1996 through the National Quotation Bureau's National Daily Quotation Price Sheets. Prior to the merger of Guardian into the Company, the Common Stock (Everest Security common stock) was traded under the symbol EVST.

         To the best of the Company's knowledge, there are presently 12 market-makers. A public trading market for the Common Stock having the characteristics of depth, liquidity and orderliness, depends on the existence of market-makers as well as the presence of willing buyers and sellers. There can be no assurance that these market-makers will continue to make a market for the Common Stock. If the market-makers discontinue making a market for the Company, the Common Stock would possess virtually no liquidity.

         The following table sets forth the high and low bid information of the Common Stock for the fiscal periods indicated below, as reported by the National Quotation Bureau during such periods. The prices reflect inter-dealer prices without retail mark-up, mark-down, quotation, or commission. The figures do not necessarily represent actual transactions.

                                    HIGH              LOW
                                    ----              ---
         1996
         ----
         First Quarter              $3.56             $3.00
         Second Quarter             $4.87             $3.25
         Third Quarter              $5.00             $4.13
         Fourth Quarter             $2.50             $1.75

         1997
         ----
         First Quarter              $2.50             $1.00
         Second Quarter             $1.25             $0.63
         Third Quarter              $1.75             $0.78
         Fourth Quarter             $2.50             $1.47

         1998
         ----
         First Quarter              $3.50             $2.13

         The Company is authorized to issue 30,000,000 shares of Preferred Stock, of which 3,647,578 shares are issued and outstanding as of July 1, 1998. The Company is presently authorized to issue 100,000,000 shares of Class A Common Stock, of which 11,280,241 shares are issued 11,273,241 are outstanding as of July 1, 1998. There are approximately 126 holders of record of Class A Common Stock as of July 1, 1998. The Company is authorized to issue 1,000,000 shares of Class B Common Stock, of which 634,035 shares are issued and outstanding as of March 26, 1998. Heller is the sole holder of record of Class B Common Stock.

         Pursuant to the terms of the agreement and plan of merger dated August 15, 1996 by and among the Company, Guardian and Guardian's principal shareholders (the "Merger Agreement"), the pre-merger Guardian shareholders were entitled to receive an additional 1,000,000 shares of Common Stock if certain additional capital was not raised and deposited with the Company within 60 days of the closing date of the Merger (the "Outside Date"). The additional capital was not deposited on or prior to the Outside Date and, therefore, the pre-merger Guardian shareholders, which includes the Ginsburgs, received the pledged shares proportionately to their ownership in pre-merged Guardian. Subsequently, the principal shareholders distributed 500,000 of the pledged shares to other shareholders of the Company.

         In connection with the merger of Guardian into the Company, Heller received 484,035 shares of Class B Common Stock in exchange for certain capital appreciation rights with respect to the common stock of pre-merger Guardian held by Heller. In addition, pursuant to the terms of an agreement entered into among the pre-merger Guardian shareholders and Heller, as a result of the Company's failure to raise the additional equity capital (see paragraph immediately above), the Company was required to issue 150,000 shares of Class B Common Stock to Heller. In order to fulfill this commitment, the Company's Articles of Incorporation were amended to authorize additional shares of Class B Common Stock which were issued to Heller in November 1997.

DIVIDENDS

         The Company has not declared any cash dividends on its Common Stock since its inception and does not anticipate paying such dividends in the foreseeable future. The Company plans to retain any future earnings for use in the Company's business. In addition to the self-imposed restriction on the payment of dividends resulting from the Company's own policies, the payment of dividends is currently restricted pursuant to the terms of the existing credit facility with Heller and is likely to remain subject to such restriction for the foreseeable future. For additional information regarding the Heller credit facility, see "Credit Facility" in "Management's Discussion and Analysis or Plan of Operation" above.

         The Company has not declared any cash dividends on its Series A Preferred Stock and Series B Preferred Stock (collectively, the "Preferred Stock") and does not anticipate paying cash dividends until required to do so two years after the Preferred Stock was issued. During the interim period, the Company will pay dividends in the form of additional shares of Preferred Stock. The payment of cash dividends is currently restricted pursuant to the terms of the existing credit facility with Heller (see "Management's Discussion and Analysis or Plan of Operation -- Credit Facility" above).

         Assuming the payment of dividends is not prohibited under the Renewed Credit Facility, the payment of any future dividends rests within the discretion of the Board, subject to the conditions then existing, including the Company's earnings, capital requirements, financial condition and other relevant factors.

TRANSFER AGENT

         The transfer agent for the Common Stock is Interwest Transfer Company, 1981 E. Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

                             EXECUTIVE COMPENSATION

         The following sets forth certain information regarding the aggregate cash and other compensation paid to or earned by the Chief Executive Officer of the Company. No other executive officer earned salary and bonus in Fiscal Year 1997 in excess of $100,000.

SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION
                                                                  -------------------
         NAME AND PRINCIPAL POSITION                       YEAR     SALARY(1)      OTHER(2)
         ---------------------------                       ----     ---------      --------

Richard Ginsburg, President and CEO, Director              1997       $91,985        $10,800
                                                           1996        29,042         10,800

(1) Mr. Ginsburg's salary was increased in October 1997, with the execution of his employment agreement, see below. The 1996 compensation represents only the amounts paid between September 1, 1996, the date Mr. Ginsburg was elected Chief Executive Officer of the Company, and December 31, 1996. The annualized compensation for 1996 for Mr. Ginsburg was $90,000.

(2) Included in other annual compensation, in both 1997 and 1996, is approximately $600 per month for lease payments for the automobile used by Mr. Ginsburg and approximately $300 per month for health insurance premiums.

COMPENSATION OF DIRECTORS

         Directors of the Company received no compensation in 1997 to act in such capacity.

EMPLOYMENT AGREEMENTS

         On October 14, 1997, the Company entered into an employment agreement for an initial three year term with Mr. Richard Ginsburg pursuant to which he serves as President and Chief Executive Officer of the Company. Under the terms of the agreement, Mr. Ginsburg receives an initial annual base salary of $100,000, which may be increased from time to time by the Board of Directors and will be eligible for annual bonuses also determined at the discretion of the Board. Also included was a grant of an option to purchase 100,000 shares of Class A Common Stock at $1.95 per share, which vest 20% at the inception of the contract and 20% on each anniversary of employment until fully vested and expire in ten years.

                                         OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                         -------------------------------------

Individual Grants

                         NUMBER OF SECURITIES   % OF TOTAL
                         UNDERLYING             OPTIONS/SARS GRANTED   EXERCISE OR
                         OPTIONS/SARS GRANTED   TO EMPLOYEES IN        BASE PRICE
NAME                     (#) (1)                FISCAL YEAR            ($/SH)        EXPIRATION DATE
--------------------------------------------------------------------------------------------------------------------
Richard
Ginsburg                    100,000                    50%(2)          $1.95         October 15, 2007
--------------------------------------------------------------------------------------------------------------------

(1) The options vest 20% at the inception of Mr. Ginsburg's Employment Agreement and 20% on each anniversary of commencement of employment until fully vested and expires ten years after the date of grant. See "Employment Agreements" above.

                                  LEGAL MATTERS

         Steel Hector & Davis LLP, West Palm Beach, Florida, relying on Lionel, Sawyer & Collins, Reno, Nevada, has rendered an opinion as to the validity of the Shares.

                                     EXPERTS

         The financial statements and schedules of the Company as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 included in this Prospectus and elsewhere in the Registration Statement, of which this Prospectus forms a part, have been audited by McKean, Paul, Chrycy, Fletcher & Co., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                          GUARDIAN INTERNATIONAL, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           NO.
                                                                           -----

Interim Financial Statements (Unaudited)
    Consolidated Balance Sheet as of March 31, 1998                         F-2
    Consolidated Statements of Operations for the Three Months
     Ended March 31, 1998 and 1997                                          F-3
    Consolidated Statements of Changes in Shareholders' Equity for the
     Three Months Ended March 31, 1998                                      F-4
    Consolidated Statements of Cash Flows for the Three Months
     Ended March 31, 1998 and 1997                                          F-5
    Notes to Consolidated Financial Statements                              F-6

Annual Financial Statements
    Report of Independent Certified Public Accountants                      F-11
    Consolidated Balance Sheets as of December 31, 1997 and 1996            F-12
    Consolidated Statements of Operations for the Years Ended
     December 31, 1997 and 1996                                             F-13
    Consolidated Statements of Changes in Shareholders' Equity for the
     Years Ended December 31, 1997 and 1996                                 F-14
    Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1997 and 1996                                             F-15
    Notes to Consolidated Financial Statements                              F-17
    Schedule II - Valuation and Qualifying Accounts                         F-27

         FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1998
                          GUARDIAN INTERNATIONAL, INC.
                      CONSOLIDATED UNAUDITED BALANCE SHEET

                                                                                                   MARCH 31,
                                                                                                     1998
                                                                                                     ----
                                     ASSETS
Current assets:
     Cash and cash equivalents                                                                  $     739,709
     Accounts receivable, net of allowance for doubtful accounts of $301,019                        1,641,152
     Other                                                                                            528,545
                                                                                                -------------

          Total current assets                                                                      2,909,406

Property and equipment, net                                                                         1,155,688
Customer accounts, net                                                                             25,692,566
Goodwill and other intangible assets, net                                                           3,106,667
Deposits and other assets                                                                             135,182
                                                                                                -------------
           Total Assets                                                                           $32,999,509

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued expenses                                                         $ 1,837,195
    Unearned revenue                                                                                4,413,080
    Current portion of long term obligations                                                           20,000
                                                                                                -------------
          Total current liabilities                                                                 6,270,275
                                                                                                -------------

Long term obligations, less current portion                                                         9,260,412

Shareholders' equity:
Preferred stock, $.001 par value, 30,000,000 shares authorized:
   Series A  preferred  stock,  1,940,074  and  1,894,033  shares  issued and
   outstanding, respectively                                                                            1,940
   Series B preferred stock, 1,617,030 and 0 shares issued and outstanding,
   respectively                                                                                         1,617
Class A voting common stock, $.001 par value, 100,000,000 shares authorized,
   11,080,441 shares issued; and 11,073,441 shares outstanding, respectively                           11,081

Class B non voting common stock, $.001 par value, 634,035 shares authorized,
   issued and outstanding, respectively                                                                   634
Additional paid-in capital                                                                         20,916,674
Accumulated deficit                                                                                (3,456,686)
Treasury shares, at cost                                                                               (6,438)
                                                                                                -------------
                                                                                                   17,468,822
                                                                                                -------------
           Total Liabilities and Shareholders' Equity                                           $  32,999,509
                                                                                                =============

The accompanying notes to consolidated financial statements are an integral part of this statement.

                          GUARDIAN INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                                 FOR THE THREE MONTHS
                                                                    ENDED MARCH 31,
                                                                    ---------------
                                                                1998              1997
                                                                ----              ----
Revenues:
     Monitoring                                              $1,726,903       $  812,846
     Installation and service                                   882,987          409,641
                                                             ----------       ----------
          Total revenues                                      2,609,890        1,222,487
                                                             ----------       ----------

Operating expenses:
     Monitoring                                                 357,714          151,559
     Installation and service                                   681,920          403,498
     General and administrative                                 853,062          400,354
     Amortization of customer contracts                         601,064          193,816
     Depreciation and amortization                              122,972           78,365
                                                             ----------       ----------
          Total operating expenses                            2,616,732        1,227,592
                                                             ----------       ----------

          Loss from operations                                   (6,842)          (5,105)

Interest expense                                                235,270          196,939
                                                             ----------       ----------

          Loss before income taxes                             (242,112)        (202,044)

Provision for income taxes                                            -                -
                                                             ----------       ----------

          Net loss                                             (242,112)        (202,044)

Preferred stock dividends                                      (134,656)               -
                                                             ----------       ----------

          Net loss applicable to common stock                $ (376,768)      $ (202,044)
                                                             ==========       ==========

Loss per common share                                           $ (0.04)         $ (0.03)
                                                                =======          =======

Average number of shares outstanding                         10,557,875        6,937,839
                                                             ==========       ==========


The accompanying notes to consolidated financial statements are an integral part of these statements.

                          GUARDIAN INTERNATIONAL, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1998

                                PREFERRED STOCK         PREFERRED STOCK          COMMON STOCK       COMMON STOCK
                                    SERIES A               SERIES B                 CLASS A            CLASS B
                                    --------               --------                 -------            -------
                               SHARES     AMOUNT     SHARES      AMOUNT     SHARES       AMOUNT     SHARES     AMOUNT
                               ------     ------     ------      ------     ------       ------     ------     ------

Balance, December 31, 1997     1,894,033  $ 1,894           -     $  -    8,996,804     $9,004    634,035      $ 634

Stock dividend on Series A
preferred stock                   46,041       46           -        -            -          -          -          -

Stock dividend on Series B
preferred stock                        -        -      17,030       17            -          -          -          -

Issuance of Series B
preferred stock, net of
issuance costs of $10,451              -        -   1,600,000    1,600            -          -          -          -

Issuance of Class A
common stock                           -        -           -        -    2,076,637      2,077          -          -
Issuance of options                    -        -           -        -            -          -          -          -
Net loss                               -        -           -        -            -                                -
                               ---------  -------   ---------   ------   ----------   --------    -------      -----

Balance, March 31, 1998        1,940,074  $ 1,940   1,617,030   $1,617   11,073,441   $ 11,081    634,035      $ 634
                               =========  =======   =========   ======   ==========   ========    =======      =====


                                    ADDITIONAL
                                     PAID-IN       ACCUMULATED    TREASURY
                                     CAPITAL        DEFICIT        SHARES        TOTAL
                                     -------        -------        ------        -----

Balance, December 31, 1997       $12,091,050   $ (3,079,918)    $  (6,438)     $9,016,226

Stock dividend on Series A
preferred stock                       92,035        (92,081)             -              -

Stock dividend on Series B
preferred stock                       42,558        (42,575)             -              -

Issuance of Series B
preferred stock, net of
issuance costs of $10,451          3,998,400              -              -      4,000,000

Issuance of Class A
common stock                       4,060,631              -              -      4,062,708
Issuance of options                  632,000              -              -        632,000
Net loss                                           (242,112)             -       (242,112)
                                 -----------    -----------      ---------    -----------

Balance, March 31, 1998          $20,916,674    $(3,456,686)     $  (6,438)   $17,468,822
                                 ===========    ===========      =========    ===========

                          GUARDIAN INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                                        FOR THE THREE MONTHS
                                                                                           ENDED MARCH 31,
                                                                                           ---------------
                                                                                       1998                1997
                                                                                       ----                ----
Cash flows from operating activities:
     Net loss                                                                         $    (242,112)       $  (202,044)
       Adjustments to reconcile net loss to net cash provided by
          (used in) operating activities:
          Depreciation and amortization                                                     122,972             78,365
          Amortization of customer accounts                                                 601,064            193,816
          Amortization of deferred financing costs                                           68,258             35,230
          Provision for doubtful accounts                                                   120,902             20,000
     Changes in assets and liabilities:
          Accounts receivable                                                              (284,427)           (91,403)
          Intangible assets, deposits and other assets                                     (306,823)           (55,231)
          Accounts payable and accrued liabilities                                         (196,776)           (62,562)
          Unearned revenue                                                                1,206,920             18,497
                                                                                      -------------        -----------
               Net cash provided by (used in) operating activities                        1,089,979            (65,332)
                                                                                      -------------        -----------

Cash flows from investing activities:
     Purchase of fixed assets                                                              (294,513)           (44,152)
     Business acquisitions, net of cash acquired                                        (11,193,593)                 -
     Purchase and placement of customer accounts                                         (1,191,652)          (394,949)
                                                                                      -------------        -----------
               Net cash used in investing activities                                    (12,679,758)          (439,101)
                                                                                      -------------        -----------

Cash flows from financing activities:
     Payments of long term obligation                                                    (1,092,806)          (471,063)
     Proceeds from line of credit                                                         9,338,433            924,507
     Issuance of preferred stock, net of issuance costs                                   3,989,549                  -
                                                                                      -------------        -----------
               Net cash provided by financing activities                                 12,235,176            453,444
                                                                                      -------------        -----------

               Net increase (decrease) in cash and cash equivalents                         645,396            (50,989)

Cash and cash equivalents, beginning of period                                               94,313          1,037,861
                                                                                      -------------        -----------
Cash and cash equivalents, end of period                                              $     739,709        $   986,872
                                                                                      =============        ===========

Supplemental disclosures:
     Interest paid                                                                        $  94,463         $  161,709
                                                                                          =========         ==========


The accompanying notes to consolidated financial statements are an integral part of these statements.

                          GUARDIAN INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ACCOUNTING POLICIES

     The accompanying unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission.

     BASIS OF CONSOLIDATION
     The consolidated financial statements include the accounts of Guardian International, Inc. ("Guardian") and its wholly owned subsidiaries, collectively the Company ("the Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     DESCRIPTION OF BUSINESS
     The Company operates a central monitoring alarm station and sells and installs alarm systems for residential and commercial customers in the United States (its primary market).

     REVENUE RECOGNITION
     Installation Revenue Customers are billed for installation services when the installation is completed or an a percentage of completion basis. The Company defers the excess of installation revenue over estimated selling costs and amortizes such difference over the initial term of the non-cancelable customer monitoring/service contract (generally over five years). Costs attributed to providing the installations, which include direct labor, direct materials and direct overhead, are capitalized and amortized over a five year period. All other costs associated with the installation are charged to income in the period when the installation occurs.

     Monitoring/Service Revenue Customers are billed for monitoring and maintenance services primarily on a monthly or quarterly basis in advance of the period in which such services are provided. Deferred revenues result from billings in advance of performance of services. Contracts for monitoring services are generally for an initial non-cancelable term of five years with automatic renewal on an annual basis thereafter, unless terminated by either party. A substantial number of contracts are on an automatic renewal basis.

     CASH AND CASH EQUIVALENTS
     All highly liquid investments purchased with a remaining maturity of three months or less at the date acquired are considered cash equivalents.

     CUSTOMER ACCOUNTS AND INTANGIBLE ASSETS
     Customer accounts acquired from alarm dealers are reflected at cost. The cost of acquired accounts is based on the estimated fair value at the date of acquisition and included in "Customer Accounts, net" in the accompanying consolidated balance sheets. Acquired customer accounts are capitalized and amortized on a straight-line basis over a 10 year period. Costs applicable to providing installation of internally generated customer accounts are capitalized and amortized over the life of the monitoring/service contract (generally five years). It is the Company's policy to perform monthly evaluations of acquired customer account attrition and, if necessary, adjust the remaining useful lives. The Company periodically estimates future cash flows from customer accounts. Because expected cash flows have exceeded the unamortized cost of customer accounts the Company has not recorded an impairment loss.

     Intangible assets are recorded at cost and amortized over their estimated useful lives. The carrying value of intangible assets is periodically reviewed and impairments are recognized when expected operating cash flows derived from such intangibles is less than their carrying value.

     PROPERTY AND EQUIPMENT
     Property and equipment are stated at cost. Depreciation of property and equipment is provided on the straight-line method. The estimated useful lives for property and equipment range from five to seven years, and the estimated useful lives for leasehold improvements is approximately thirty years.

     FAIR VALUE OF FINANCIAL INSTRUMENTS
     Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accrued payroll, and other accrued liabilities approximate fair value because of their short term maturities.

     INCOME TAXES
     The Company has established deferred tax assets and liabilities for temporary differences between financial statement and tax bases of assets and liabilities, using enacted tax rates in effect in the years in which the differences are expected to reverse.

     USE OF ESTIMATES
     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INTERIM FINANCIAL STATEMENTS
     In the opinion of management, the accompanying unaudited consolidated financial statements contain adjustments (consisting only of normal and recurring adjustments) necessary to present fairly the Company's financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. These interim financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto.

2.   ACQUISITIONS

     In February 1998, the Company acquired all of the outstanding common stock of Mutual Central Alarm Services, Inc. ("Mutual"), for approximately $10,000,000 in cash consideration and 1,981,700 shares of unregistered Class A Common Stock, par value $.001 ("Class A Stock") of the Company. In addition, options to purchase 200,000 shares of Class A Stock were granted to two employees of Mutual. The acquisition agreement also contains a provision whereby a net working capital surplus (as defined) would be distributed to the former owners. This amount totals $486,117; a portion was paid at closing and the balance was paid on May 5, 1998. The transaction was accounted for under the purchase method of accounting, accordingly the purchase price was allocated to the assets acquired and the liabilities assumed based on their relative fair values at the date of acquisition, with the excess being allocated to goodwill in the amount of $1,408,937. The acquisition of Mutual increased the Company's customer base by approximately 2,500 subscribers.

     The cash portion of the Mutual acquisition was funded with borrowings of $6,250,000 under the Company's existing credit facility (the "Renewed Credit Facility", see Note 6) with Heller Financial, Inc. ("Heller") and proceeds from a $4,000,000 preferred stock investment from Western. Western purchased 1,600,000 shares of newly issued Series B 10 1/2% Convertible Cumulative Preferred Stock, par value $.001 ("Series B Preferred Stock"), of the Company at $2.50 per share. The Series B Preferred Stock is convertible into shares of Class A Stock on a share for share basis and pay dividends at 10 1/2% per annum, payable quarterly in additional Preferred Stock. Additionally, the Company granted to Western certain rights to have the Class A Common Stock issuable upon conversion of the Series B Preferred Stock registered by the Company under the Securities Act of 1933 as amended.

     In March 1998, the Company acquired certain assets and liabilities of Gator Telecom, Inc., ("Gator"), for $1,400,000 in cash consideration and 94,937 shares of unregistered Class A Common Stock. The Company funded the cash portion of the acquisition by using its Renewed Credit Facility with Heller. The transaction was accounted for under the purchase method of accounting, accordingly the purchase price was allocated to the assets acquired and the liabilities assumed based on their relative fair values at the date of acquisition, with the excess being allocated to goodwill in the amount of $98,000. The acquisition of Gator increased the Company's customer base by approximately 1,800 subscribers.

     In conjunction with the acquisition of Mutual in February 1998 and the acquisition of Gator in March 1998, net cash consideration paid was as follows:

                                                  MUTUAL              GATOR              TOTAL
                                                  ------              -----              -----
        Assets acquired                         $18,887,315        $1,848,000         $20,735,315
        Liabilities assumed                      (4,145,561)          (70,000)         (4,215,561)
        Equity issued                            (4,405,157)         (300,000)         (4,705,157)
                                                -----------        ----------         -----------
        Cash paid                                10,336,597         1,478,000          11,814,597
        Less - cash acquired                       (620,479)                -            (620,479)
                                                -----------        ----------         -----------
        Net cash paid                           $ 9,716,118        $1,478,000         $11,194,118
                                                ===========        ==========         ===========


     Unaudited pro forma condensed results of operations, giving effect to the February 1998 acquisition of Mutual as of January 1, 1998 and 1997, are reflected below.

                                                                          FOR THE
                                                                    THREE MONTHS ENDED
                                                                         MARCH 31,
                                                            ------------------------------------
                                                                1998               1997
                                                                ----               ----
                                                                        (Unaudited)
            Revenues, net                                         $3,086,598         $2,400,557
            Income from operations                                   547,975            560,705
            Net loss applicable to common shares                    (581,494)          (519,579)
            Loss per common share                                      (0.05)             (0.06)
            Average common shares outstanding                     11,636,801          8,919,539

     The pro forma average number of common shares outstanding represents the number of shares of common stock outstanding after giving effect to the 1,981,700 shares issued in connection with the acquisition of Mutual.

     The pro forma information is not necessarily indicative of the results of operations that would have occurred had the acquisition taken place on January 1 of the periods presented, or of results which may occur in the future.

3.   CUSTOMER ACCOUNTS

     The following is an analysis of the changes in acquired customer accounts for the three months ended March 31, 1998:

         Balance, December 31, 1997                        $  8,048,495
            Purchase of customer accounts                       131,151
            Customer accounts acquired in acquisitions       17,053,483
            Internally generated accounts                     1,097,608
            Charges against contract holdbacks                  (37,107)
            Amortization of customer accounts                  (601,064)
                                                           ------------
         Balance, March 31, 1998                            $25,692,566
                                                           ============

     In conjunction with certain purchases of customer contracts and accounts, the Company withholds a portion of the price as a credit to offset qualifying attrition of the acquired customer accounts and for purchase price settlements of assets acquired and liabilities assumed. The Company had a total balance withheld of $165,326 and $292,297 at March 31, 1998 and December 31, 1997, respectively, as contract holdbacks in connection with the acquisition of customer accounts which are included in "Accounts payable and accrued expenses" in the accompanying consolidated balance sheets.

4.   INTANGIBLE ASSETS

     Intangible assets, net, consist of the following:

                                                                  AMORTIZATION          MARCH 31,
                                                                     PERIOD               1998
                                                                     ------               ----
       Intangibles, at cost:
          Goodwill                                                  10 years           $2,729,970
          Deferred financing costs                                   3 years              783,186
          Covenant not to compete, organization costs
           and other                                                 Various              297,103
                                                                                       ----------
                                                                                        3,810,259
       Accumulated amortization                                                          (703,592)
                                                                                       ----------
                                                                                       $3,106,667
                                                                                       ==========

     Goodwill was recorded as a result of the acquisitions of Mutual and Gator and from the 1996 merger of Guardian and Everest.

     Deferred financing costs include commitment fees and expenses incurred in connection with the refinancing of the Company's credit facility and costs associated with the 1996 merger of Guardian and Everest.

5.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                  MARCH 31,
                                                                    1998
                                                                    ----
       Trade accounts payable                                  $   258,867
       Contract holdbacks                                          165,326
       Accrued commitment fee                                            -
       Other                                                     1,413,002
                                                                 ---------
                                                                $1,837,195

6.    LONG TERM OBLIGATIONS

     Long term obligations consist of the following:

                                                                  MARCH 31,
                                                                    1998
                                                                    ----
       Credit facility with financial institution             $   9,044,898
       Obligation for assets under capital lease                    130,119
       Equipment notes payable and other                            105,395
                                                              -------------
                                                                  9,280,412
       Less current portion                                         (20,000)
                                                              -------------
                                                              $   9,260,412
                                                              =============

     In connection with the acquisition of Mutual (see Note 2), the Company amended its credit facility with Heller. Under the Renewed Credit Facility, borrowings will bear interest at Prime plus 1.75% or, at the Company's election, LIBOR plus 3.50%. The Renewed Credit Facility expires in May 2001 and shall automatically renew from year to year thereafter, unless terminated by either party. Availability under the Renewed Credit Facility is subject to certain "Borrowing Base" limitations (as defined). The Renewed Credit Facility includes customary covenants, including, but not limited to, restrictions related to the incurring of other debt, the encumbrance or sale of the Company's assets and the payment of dividends or making of other distributions to the Company's shareholders. At March 31, 1998, the Company believes it was in compliance with all such covenants.

7.   SUBSEQUENT EVENTS

     In April 1998, the Company acquired Precision Security Systems, Inc. ("Precision"), one of the largest independent security alarm installation companies in South Florida, for $3,000,000 in cash consideration and 194,269 shares of Class A Common Stock. The Company funded the cash portion of the acquisition using borrowings under the Renewed Credit Facility with Heller. The transaction will be accounted for under the purchase method of accounting.

                              FINANCIAL STATEMENTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of GUARDIAN INTERNATIONAL, INC.:

We have audited the accompanying consolidated balance sheets of GUARDIAN INTERNATIONAL, INC. and subsidiary (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GUARDIAN INTERNATIONAL, INC. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II - Valuation and Qualifying Accounts is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                      McKEAN, PAUL, CHRYCY, FLETCHER & CO.

Miami, Florida,
March 5, 1998.

                          GUARDIAN INTERNATIONAL, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                                             1997               1996
                                                                                             ----               ----
                                    Assets
Current Assets:
   Cash and cash equivalents                                                       $       94,313         $1,037,861
   Accounts receivable, net of allowance for doubtful accounts
     of $198,848 and $166,315  in 1997 and 1996, respectively                             539,512            569,180
   Other                                                                                  121,223             20,736
                                                                                   --------------         ----------
       Total Current Assets                                                               755,048          1,627,777
                                                                                   --------------         ----------

Property and Equipment, net                                                               729,058            484,859
Customer Accounts, net                                                                  8,048,495          5,124,449
Intangible Assets, net                                                                  1,514,951          1,718,377
Deposits and Other Assets                                                                  27,506             26,517
                                                                                   --------------         ----------

         Total Assets                                                              $   11,075,058         $8,981,979
                                                                                   ==============         ==========

                     Liabilities and Shareholders' Equity
Current Liabilities:
   Accounts payable and accrued expenses                                             $    781,879       $    578,592
   Unearned revenue                                                                       242,168            123,961
   Current portion of long term obligations                                                73,201             84,004
                                                                                   --------------         ----------
       Total Current Liabilities                                                        1,097,248            786,557
                                                                                   --------------         ----------

Long Term Obligations, less current portion                                               961,584          5,079,832

Shareholders' Equity:
Preferred stock, $.001 par value, 30,000,000 shares authorized;
   and 1,894,033 and 0 shares issued and outstanding in 1997
   and 1996, respectively                                                                   1,894                  -
Class A voting common stock, $.001 par value, 100,000,000
   shares authorized; 9,003,804 and 6,453,804 shares issued;
   and 8,996,804 and 6,453,804 shares outstanding in 1997 and
   1996, respectively                                                                       9,004              6,454
   Class B non-voting common stock, $.001 par value,
     1,000,000 shares authorized; and 634,035 and 484,035
     issued and outstanding in 1997 and 1996, respectively                                    634                484
   Additional paid-in capital                                                          12,091,050          4,777,772
   Accumulated deficit                                                                 (3,079,918)        (1,467,762)
   Treasury shares                                                                         (6,438)                 -
   Notes receivable from sale of stock                                                          -           (201,358)
                                                                                   --------------         ----------
                                                                                        9,016,226          3,115,590
                                                                                   --------------         ----------
         Total Liabilities and Shareholders' Equity                                $   11,075,058         $8,981,979
                                                                                   ==============         ==========


The accompanying notes to consolidated financial statements are an integral part of these statements.

                          GUARDIAN INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                              FOR THE YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                 ------------
                                                                            1997             1996
                                                                            ----             ----
          Revenues:
               Monitoring                                               $3,772,108      $2,685,734
               Installation and service                                  1,852,682         935,256
                                                                        ----------      ----------

                    Total Revenues                                       5,624,790       3,620,990
                                                                        ----------      ----------


          Operating Expenses:
               Monitoring                                                  579,373         498,929
               Installation and service                                  1,653,003         926,319
               General and administrative                                2,488,045       1,452,120
               Amortization of customer contracts                        1,181,607         577,611
               Depreciation and amortization                               295,666         195,679
                                                                        ----------      ----------

                    Total Operating Expenses                             6,197,694       3,650,658
                                                                        ----------      ----------


                    Loss From Operations                                  (572,904)        (29,668)

          Interest Expense                                               1,001,187         560,680
                                                                        ----------      ----------


                    Net Loss Before Provision for Income Taxes          (1,574,091)       (590,348)

          Provision for (Benefit from) Income Taxes                              -               -

                   Net Loss                                            $(1,574,091)      $(590,348)
                                                                       ===========       =========

          Average Common Shares Outstanding                              7,510,549        4,497,771
                                                                       ===========       =========

          Loss Per Common Share                                        $     (0.21)      $   (0.13)
                                                                       ===========       =========


The accompanying notes to consolidated financial statements are an integral part of these statements.

                          GUARDIAN INTERNATIONAL, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                      PREFERRED          COMMON STOCK        COMMON      ADDITIONAL
                                        STOCK               CLASS A          STOCK        PAID-IN     ACCUMULATED     TREASURY
                                      SERIES A        SHARES       AMOUNT    CLASS B      CAPITAL       DEFICIT        SHARES
                                      ---------       ------       ------    -------      -------       -------        ------
Balance, January 1, 1996              $        -     3,226,902    $3,227    $    -     $1,060,903    $ (877,414) $         -
   Issuance of stock in
connection with Everest                        -     3,226,902     3,227         -      4,962,429             -            -
acquisition
   Distribution to shareholder                 -             -         -         -     (1,667,838)            -            -
   Issuance of 484,035 shares of
stock to financial institution                 -             -         -       484        422,278             -            -
   Net loss for period                         -                       -         -                                         -
                                      ----------   -----------    ------     -----     ----------   -----------   ----------
Balance, December 31, 1996                     -     6,453,804     6,454       484      4,777,772    (1,467,762)           -
   Purchase of treasury shares                 -        (7,000)        -         -              -             -       (6,438)
   Write-off of notes receivable
from sale of stock                             -             -         -         -       (201,358)            -            -
   Issuance of Class A voting
common stock in connection with
acquisition                                    -        50,000        50         -         38,950             -            -
   Issuance of 150,000 shares of
stock to financial institution                 -             -         -       150        130,350             -            -
   Sale of 1,875,000 Series A
preferred stock at $2.00 per share
and Class A voting common stock
at $1.50 per share, net of issuance
costs of $188,335
                                           1,875     2,500,000     2,500         -      7,307,290             -            -
   Dividend on Series A preferred
stock of 19,033 shares                        19             -         -         -         38,046       (38,065)           -
   Net loss for period                         -                       -         -                   (1,574,091)
                                      ----------   -----------    ------     -----     ----------   -----------   ----------
Balance, December 31, 1997           $     1,894     8,996,804   $ 9,004    $  634    $12,091,050  $ (3,079,918)  $   (6,438)


                                        NOTES RECEIVABLE
                                              FROM
                                         SALE OF STOCK      TOTAL
                                         -------------      -----
Balance, January 1, 1996                 $          -  $    186,716
   Issuance of stock in
connection with Everest                      (201,358)    4,764,298
acquisition
   Distribution to shareholder                      -    (1,667,838)
   Issuance of 484,035 shares of
stock to financial institution                      -       422,762
   Net loss for period                              -      (590,348)
                                          -----------   -----------
Balance, December 31, 1996                   (201,358)    3,115,590
   Purchase of treasury shares                      -        (6,438)
   Write-off of notes receivable
from sale of stock                            201,358             -
   Issuance of Class A voting
common stock in connection with
acquisition                                         -        39,000
   Issuance of 150,000 shares of
stock to financial institution                      -       130,500
   Sale of 1,875,000 Series A
preferred stock at $2.00 per share
and Class A voting common stock
at $1.50 per share, net of issuance
costs of $188,335
                                                    -     7,311,665
   Dividend on Series A preferred
stock of 19,033 shares                              -             -
   Net loss for period                              -    (1,574,091)
                                          -----------   -----------
Balance, December 31, 1997            $             -  $  9,016,226


                     The accompanying notes to consolidated
         financial statements are an integral part of these statements.


                          GUARDIAN INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                             1997             1996
                                                             ----             ----
Cash Flows From Operating Activities:

   Net Loss                                            $ (1,574,091)      $  (590,348)
   Adjustments to reconcile net loss to net cash
     provided by operating activities:
       Depreciation and amortization                        295,666           195,679
       Amortization of customer accounts                  1,181,607           577,611
       Amortization of deferred financing costs             323,210            14,092
       Provision for doubtful accounts                      287,870           124,015

   Changes in assets and liabilities:

       Accounts receivable                                 (258,202)         (349,874)
       Intangibles and other assets                        (248,043)           57,327
       Accounts payable and accrued liabilities             301,316           121,064
       Unearned revenue                                     118,207            63,081
                                                        -----------        ----------
         Net Cash Provided By Operating Activities          427,540           212,647
                                                        -----------        ----------

Cash Flows From Investing Activities:

   Purchase of fixed assets                                (215,712)         (237,731)
   Acquisition of customer accounts                      (4,181,552)       (3,274,389)
   Cash acquired in acquisition                                   -        3,153,330
                                                        -----------        ----------
         Net Cash Used In Investing Activities           (4,397,264)         (358,790)
                                                        -----------        ----------

Cash Flows From Financing Activities:

   Payments of long term obligations                    (11,938,404)       (2,022,467)
   Proceeds from line of credit                           7,659,353         5,054,690
   Payment of shareholder loans                                              (194,644)

                                                                  -
   Distribution to shareholder                                    -        (1,667,838)
   Proceeds from sale of preferred stock, net             7,311,665                 -
   Purchase of treasury shares                               (6,438)                -
                                                        -----------        ----------
         Net Cash Provided By Financing Activities        3,026,176         1,169,741
                                                        -----------        ----------

         Net Change In Cash and Cash Equivalents           (943,548)        1,023,598

Cash and Cash Equivalents, beginning of period            1,037,861            14,263
                                                        -----------        ----------
Cash and Cash Equivalents, end of period              $      94,313       $ 1,037,861
                                                        ===========        ==========



                          GUARDIAN INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                   (CONTINUED)

                                                                 1997              1996
                                                                 ----              ----

Noncash Investing and Financing Activities:

   Financed acquisition of property                           $ 150,000       $    100,537
                                                              =========       ============
   Issuance of Class B common stock                           $ 130,500       $    422,761
                                                              =========       ============
   Issuance of Class A common stock in acquisition of:

     Vehicles                                                $   16,870       $          -
                                                             ==========       ============
     Customer contracts                                      $   22,130       $          -
                                                             ==========       ============
   Write off of notes from sale of stock                     $  201,358       $          -
                                                             ==========       ============
   Contract hold backs applied against accounts written off  $   98,029       $          -
                                                             ==========       ============
   Dividend on Preferred Stock                               $   38,065       $          -
                                                             ==========       ============

   Value of Everest net assets acquired :

     Subscriber accounts acquired                            $        -       $    352,000
     Goodwill                                                $        -       $  1,223,000
     Other assets                                            $        -       $    332,743
     Purchase price and assumed liabilities                  $        -       $ (1,870,032)

Supplemental Disclosures:


   Interest paid                                             $  698,833        $   540,933
                                                             ==========        ===========
   Income taxes paid                                         $        -        $         -
                                                             ==========        ===========

                     The accompanying notes to consolidated
         financial statements are an integral part of these statements.

                          GUARDIAN INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of Guardian International, Inc. ("Guardian") and its wholly owned subsidiary, collectively the Company ("the Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     DESCRIPTION OF BUSINESS

     The Company operates a central monitoring alarm station and sells and installs alarm systems for residential and commercial customers in the United States (its primary market).

     REVENUE RECOGNITION

     Revenues are recognized when installation of security alarm systems has been performed and when monitoring services are provided. Customers are billed for monitoring services primarily on a monthly or quarterly basis in advance of the period in which such services are provided. Unearned revenues result from billings in advance of performance of monitoring. Costs of providing installations, including inventory, are charged to income in the period when the installation occurs, except in cases where the Company maintains ownership of the equipment installed, in which case the Company capitalizes the cost of the equipment to property and equipment and depreciates the amount over a seven year period. Losses on contracts for which future costs are anticipated to exceed revenues are recognized in the period in which such losses are identified. Contracts for monitoring services are generally for an initial non-cancelable term of five years with automatic renewal on an annual basis thereafter, unless terminated by either party. A substantial number of contracts are on an automatic renewal basis.

     CASH AND CASH EQUIVALENTS

     All highly liquid investments purchased with a remaining maturity of three months or less at the date acquired are considered cash equivalents.

     CUSTOMER ACCOUNTS AND INTANGIBLE ASSETS

     Customer accounts acquired from alarm dealers are reflected at cost. The cost of acquired accounts is based on the estimated fair value at the date of acquisition and included in "Customer Accounts, net" in the accompanying consolidated balance sheets. Costs applicable to internally generated customer accounts are expensed as incurred. Customer accounts that are capitalized are amortized on a straight-line basis over a 10 year period. It is the Company's policy to perform monthly evaluations of acquired customer account attrition and, if necessary, adjust the remaining useful lives. The Company periodically estimates future cash flows from customer accounts. Because expected cash flows have exceeded the unamortized cost of customer accounts the Company has not recorded an impairment loss.

     Intangible assets are recorded at cost and amortized over their estimated useful lives. The carrying value of intangible assets is periodically reviewed and impairments are recognized when expected operating cash flows derived from such intangibles is less than their carrying value.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation of property and equipment is provided on the straight-line method. The estimated useful lives for property and equipment range from five to seven years, and the estimated useful lives for leasehold improvements (see Note 8) is approximately thirty years.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, accrued payroll, and other accrued liabilities approximate fair value because of their short term maturities.

     INCOME TAXES

     Everest, the predecessor company (see Note 2), is a C Corporation subject to income taxes at the corporate level. Prior to the merger, Guardian was an S Corporation and subject to tax at the shareholder level. As a result of the merger on August 28, 1996, Guardian's S Corporation was terminated and any future earnings will be subject to income taxes at the corporate level.

     The Company has established deferred tax assets and liabilities for temporary differences between financial statement and tax bases of assets and liabilities, using enacted tax rates in effect in the years in which the differences are expected to reverse.

     CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables from a large number of customers, including both residential and commercial. The Company extends credit to its customers in the normal course of business, performs periodic credit evaluations and maintains allowances for potential credit losses.

     LOSS PER COMMON SHARE

     The Company adopted SFAS No. 128 "Earnings Per Share", in December 1997. Basic loss per common share is computed by dividing net loss attributable to common shareholders (net loss of $1,574,091 plus the preferred dividends of $38,065) by the weighted average number of shares of common stock outstanding during the year. Diluted loss per share, which assumes that the convertible preferred stock is converted into Class A voting common stock and the stock options to purchase shares of Class A voting common stock (see Note 11) are exercised, is not presented because the effect would be anti-dilutive for both 1997 and 1996. The Company's reported loss per share for 1996 has been restated to comply with the requirements of SFAS No. 128; however, there was no change to the amount previously reported. The weighted average shares outstanding used in the computation of net loss attributable to common shares are as follows:

                                          WEIGHTED AVERAGE SHARES
                                      OUTSTANDING FOR THE YEAR ENDED
                                              DECEMBER 31,
                                        1997               1996
                                        ----               ----
Class A common stock                 7,008,842          4,332,005
Class B common stock                   501,707            165,766
                                     ---------          ---------
                                     7,510,549          4,497,771
                                     =========          =========


     USE OF ESTIMATES

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    ACQUISITIONS

     On August 28, 1996, Everest Security Systems Corporation ("Everest" or "the predecessor company") acquired all of the outstanding common stock of Guardian International, Inc. ("Guardian"), a non public company, by issuing 3,226,902 new shares of Everest, representing 50% of Everest at August 28, 1996. In addition, the merger specified that $1,750,000 shall be paid to the principal shareholder of Guardian as consideration for consummating the transaction as a return of capital (including repayment of remaining shareholder loans of $82,162 at the merger date). The transaction has been accounted for under the purchase method of accounting as a reverse acquisition with Guardian being deemed the acquirer. The fair value of the acquired company, Everest, was $1,948,539, not including net cash of approximately $3,100,000 from a private placement conducted by Everest on August 14, 1996. The excess of the cost over the fair value of the net assets acquired was $1,223,000 and is being amortized on a straight-line basis over 10 years. The name of the surviving entity was changed from Everest to Guardian. The consolidated balance sheet at December 31, 1996 includes the consolidated balance sheet of the surviving entity and its wholly owned subsidiary; the consolidated statements of operations and cash flows include Guardian's operations for the twelve month period ended December 31, 1996 and include the wholly owned subsidiary acquired by Guardian from the merger date (August 28, 1996) through December 31, 1996.

      In connection with the acquisition, the Company issued during 1996, 484,035 shares of Class B non-voting common stock to a financial institution for cancellation of their existing Capital Appreciation Rights, as defined in the loan agreement. Also, in accordance with the terms of an agreement the financial institution was issued during 1997, an additional 150,000 shares of Class B non-voting common stock. The shares were valued at $0.87 per share ($422,762 and $130,500 in the aggregate, respectively), capitalized as a cost of the acquisition of Everest and are being amortized over the remaining life of the debt expiring in May 1999 (see Note 7).

     In May 1997, the Company purchased customer accounts and contracts from a private alarm company for $2,200,000 in cash, 50,000 shares of Class A voting common stock valued at $0.78 per share, the market price of the Company's common stock on the date of the transaction ($39,000 in the aggregate), and an option to the Seller to purchase 100,000 additional shares of Class A voting common stock at $2.50 per share (see Note 11).

     Subsequent to year end in February 1998, the Company acquired all of the outstanding common stock of a private alarm company, for approximately $10,000,000 in cash and 1,981,700 shares of restricted Class A voting common stock, valued at $3.25 per share ($6,440,525 in the aggregate). The cash portion of the transaction was funded through the Company's credit facility (approximately $6,250,000) and the sale of 1,600,000 shares of 10 1/2% convertible, cumulative preferred stock for $4,000,000. The transaction will be accounted for under the purchase method of accounting. The fair value of the net assets acquired is approximately $15,530,000, not including net cash and cash equivalents. The acquisition agreement also contains a provision whereby a net working capital surplus (as defined) will be distributed to the former owners within forty-five days of the closing date. The excess of the cost over the fair value of the net assets acquired, approximately $1,119,000, will be amortized on a straight-line basis over 10 years. The pro forma balance sheet is based on initial estimates, as the Company has not yet finalized its purchase price allocation. The effects resulting from the finalization of the purchase price allocation is not expected to have a material effect on the financial statements.

     Unaudited pro forma balance sheet at December 31, 1997 giving effect to the February 1998 acquisition as of January 1, 1997 is reflected below.

                                                             UNAUDITED
                                                             ---------
                                                            DECEMBER 31,
                                                                1997
                                                                ----
Cash and cash equivalents                                         $ 1,805,197
Other current assets                                                2,185,506
Property and equipment, net                                           827,861
Customer accounts, net                                             21,177,331
Intangibles, net                                                    2,521,862
Other assets                                                          187,804
                                                                   ----------
         Total assets                                             $28,705,561
                                                                   ==========

Current liabilities                                               $ 2,977,865
Long term obligations                                               7,836,584
Shareholders' equity                                               17,891,112
                                                                   ----------
         Total liabilities and shareholders'                      $28,705,561
                                                                   ==========


     Unaudited pro forma results of operations giving effect to the acquisitions as of January 1, 1997 and 1996 are reflected below.

                                                        UNAUDITED
                                             FOR THE YEARS ENDED DECEMBER 31,
                                                 1997             1996
                                                 ----             ----
Revenues, net                                 $11,029,936       $9,305,514
Net loss applicable to common shares          $ 3,042,876       $2,385,709
Loss per common share                         $      0.32       $     0.29
Average common shares outstanding               9,624,577        8,357,109

     Pro forma net loss per share is computed by dividing the pro forma net loss by the pro forma average number of common shares outstanding during the periods.

     Pro forma average number of common shares outstanding represents the number of shares of common stock outstanding after giving retroactive effect to the 1,981,700 and 3,226,902 shares issued in connection with the acquisitions.

     The pro forma information is not necessarily indicative of the results of operations that would have occurred had the acquisition taken place on January 1 of the years presented, or of results, which may occur in the future.

3.   CUSTOMER ACCOUNTS

The following is an analysis of the changes in acquired customer accounts for the years ended December 31, 1997 and 1996:

                                                  1997             1996
                                                  ----             ----
Balance, beginning of year                     $5,124,449       $2,075,671
         Purchase of customer accounts          4,203,682        3,274,389

         Customer accounts acquired in merger           -          352,000
         Charges against contract hold backs      (98,029)              -
         Amortization of customer accounts     (1,181,607)       (577,611)
                                               ----------      ----------
Balance, end of year                           $8,048,495      $5,124,449
                                               ==========      ===========

     In conjunction with certain purchases of customer contracts and accounts, the Company withholds a portion of the price as a credit to offset qualifying attrition of the acquired customer accounts and for purchase price settlements of assets acquired and liabilities assumed. The Company withheld $292,297 and $92,949 at December 31, 1997 and 1996, respectively, as contract holdbacks in connection with the acquisition of customer accounts which are included in "Accounts payable and accrued expenses" in the consolidated balance sheets (see Note 6).

4.   PROPERTY AND EQUIPMENT

     Property and equipment, net, consist of the following at December 31, 1997 and 1996:

                                                        1997             1996
                                                        ----             ----
Property and equipment, at cost:

         Station equipment                         $  673,381        $504,973
         Station equipment under capital lease        150,000               -
         Vehicles, furniture and office equipment     183,878         147,244
         Leasehold improvements                       157,585         133,025
                                                    ---------        --------
                                                    1,164,844         785,242

Accumulated depreciation and amortization            (435,786)       (300,383)
                                                    ---------        --------
                                                    $ 729,058        $484,859
                                                    =========        ========

5.   INTANGIBLE ASSETS

     Intangible assets, net, consist of the following at December 31, 1997 and 1996:

                                       AMORTIZATION
                                          PERIOD     1997           1996
                                          ------     ----           ----
Intangibles, at cost:

  Excess of acquisition cost over net
    assets acquired                      10 years    $1,223,000    $ 1,223,000
  Deferred financing costs                3 years       695,686        422,761
 Covenant not to compete, organization
    costs and other                       Various      203,187         215,429
                                                    ----------     -----------
                                                     2,121,873       1,861,190
Less accumulated amortization                         (606,922)       (142,813)
                                                    ----------     -----------
                                                    $1,514,951     $ 1,718,377
                                                    ==========     ===========

     Excess of acquisition cost over net assets acquired was recorded as a result of the merger of Guardian and Everest as described in Note 2.

     Deferred financing costs were incurred as a result of issuing to a financial institution 634,035 shares of Class B non-voting common stock in connection with the merger of Guardian and Everest as described in Note 2. The Company has also accrued the cost of commitment fees and expenses incurred in connection with the refinancing of its credit facility (see
     Note 7). The amortization of such costs is charged to interest expense over the life of the related indebtedness.

6.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at December 31, 1997 and 1996:

                                                       1997         1996
                                                       ----         ----
Trade accounts payable                               $192,900     $357,219
Contract holdbacks                                    292,297       92,949
Accrued commitment fee                                 85,266            -
Other                                                 211,416      128,424
                                                     --------     --------
                                                     $781,879     $578,592
                                                     ========     ========

7.   LONG TERM OBLIGATIONS

     Long term obligations consist of the following at December 31, 1997 and 1996:

                                                      1997            1996
                                                      ----            ----
Credit facility with financial institution        $  752,898      $4,968,571
Obligation for assets under capital lease            136,267               -
Equipment notes payable and other                    145,620         195,265
                                                  ----------      ----------
                                                   1,034,785       5,163,836

Less current portion                                 (73,201)        (84,004)
                                                  ----------      ----------
                                                    $961,584      $5,079,832
                                                  ==========      ==========

     During 1997, the Company entered into a lease agreement for central station equipment expiring in 2002, which specifies for annual and aggregate future minimum rentals of $38,700 and $170,925, respectively. The lease has been capitalized using an interest rate of approximately 10.51%. Amortization of the capitalized amount is included in depreciation expense.

     During 1997, the Company refinanced its existing credit facility with its lender (the "Renewed Credit Facility"). Under the Renewed Credit Facility, as amended and restated, the maximum credit facility available to the Company was increased from $7 million, available under the then existing agreement, to $20 million. Interest under the Renewed Credit Facility is based on the 90 day LIBOR plus an additional percentage varying from 4% to 5% (10.89% at December 31, 1997), depending on the Company's outstanding borrowings and Tangible Net Worth (as defined). Interest under the prior credit facility bore interest at prime plus 3% (8.50% at December 31, 1996). The Renewed Credit Facility expires in May 1999, and shall automatically renew from year to year thereafter unless terminated by either party. The credit facility is collateralized by substantially all of the Company's assets.

     On December 31, 1997 and 1996, the Company did not comply with certain conditions of the credit facility, primarily the debt service and net worth ratio requirements, for which waivers were obtained from the lender.

     Subsequent to year end and in connection with the February 1998 acquisition (see Note 2), the Company amended its credit facility with its lender ("the Amended Credit Facility"). Under the Amended Credit Facility, the term of the credit facility has been extended to May 31, 2001. Borrowings will bear interest at a Base Rate (defined as the Federal Reserve System's Prime
     Rate) plus one and three-quarters percent (1.75%) or, at the Company's election, the LIBOR rate plus three and one-half percent (3.50%). Availability under the Amended Credit Facility is subject to certain "Borrowing Base" limitations (as defined). The Amended Credit Facility includes customary covenants, including, but not limited to, restrictions related to the incurring of other debt, the encumbrance or sale of the Company's assets, and the payment of dividends or making of other distributions to the Company's shareholders.

     Long term obligations mature as follows: $73,201 in 1998, $828,260 in 1999, $68,920 in 2000, $48,694 in 2001, and $15,710 in 2002.

8.   COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

     LEASED FACILITIES

     The Company leases its monitoring facilities from an affiliate which is owned by the principal shareholders of the Company at an annual rental of approximately $84,000 (plus annual increases not to exceed 3%) through December 31, 1999 with an option to renew for an additional 5 years under the same terms. Future minimum payments under operating and capital leases (see Note 7) are as follows:

                                             OPERATING        CAPITAL

1998                                          $102,086        $ 38,700
1999                                           104,528          38,700
2000                                           103,020          38,700
2001                                            97,335          38,700
2002                                           100,256          16,125
Thereafter                                     298,185
                                              --------        --------
                                              $805,410         170,925
Less interest                                                  (34,658)
                                                               -------
Capital lease obligations reflected as
current ($25,585) and non-current
($110,682) portions of long term
 obligations

                                                              $136,267
                                                              ========

9.   INCOME TAXES

     At December 31, 1997, the Company has net operating loss carry forwards for federal income tax purposes of approximately $3,200,000, which begin to expire in 2010. The components of deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:

                                                              1997            1996
                                                              ----            ----
 Deferred tax (liabilities) assets

      Allowance for doubtful accounts - current           $   77,551      $    64,863
      Difference in amortization of customer contracts      (491,076)        (222,931)
      Net operating loss carry forwards                    1,241,041          231,702
      Other                                                   39,325           54,925
                                                           ---------       ----------
                                                             866,841          128,559
        Less valuation allowance                            (866,841)        (128,559)
                                                           ---------       ----------
      Net deferred tax (liabilities) assets               $               $
                                                           =========       ==========

     Realization of the above deferred tax assets is dependent on generating sufficient taxable income in the future to offset the deductible temporary differences generating the deferred tax assets. Net deferred tax assets have been fully reserved as their net realizability is not assured at the current time.

10.  SHAREHOLDERS' EQUITY

     COMMON AND PREFERRED STOCK
     In October and November 1997, the Company issued 2,500,000 shares of Class A common stock for $1.50 per share ($3,750,000 in the aggregate) and 1,875,000 newly authorized shares of 9 3/4% Convertible, Cumulative Preferred Stock for $2.00 per share ($3,750,000 in the aggregate). The proceeds of the $7,500,000 investment was used to reduce debt and for acquisitions. The Preferred Shares are convertible (at the option of the holder or any time after two years from the date of issuance if the common stock trades above $3.00 per share for 20 consecutive days) into shares of Class A voting common stock on a share for share basis and have a liquidation preference of $2.00 per share. Dividends, at 9 3/4% per annum, are payable quarterly at the Company's option in cash or additional Preferred Shares during the first two years after issuance and in cash thereafter. The January 1, 1998 dividends will be paid by the issuance of additional Preferred Shares (19,033 shares or $38,065 in the aggregate, representing the pro-rata dividend from November 25, 1997). All references to the number of Preferred Shares have been restated to reflect the effect of the stock dividend.

     The Company's Class B non-voting common shares are convertible into Class A voting common stock at any time at the holder's election.

     NOTES RECEIVABLE FROM SALE OF STOCK

     Prior to its merger with Guardian International, Inc. (see Note 2), Everest Security Systems Corporation issued, among other issuances of common stock, 485,000 shares of Common Stock at $2.00 per share. As consideration for 285,000 of the shares issued pursuant to such offering, Everest received notes with original balances totaling $570,000. As of the date of the merger of Guardian and Everest, the balances outstanding on the notes was $201,358. After exhaustive collection efforts by the Company subsequent to the merger, no further monies have been received, nor are any additional collections anticipated. In light of the above factors, during the quarter ended June 30, 1997 the Company wrote off the $201,358 as a direct reduction to additional paid-in capital.

11.  STOCK OPTIONS

     During 1997, the Company issued 300,000 stock options to purchase shares of common stock at exercise prices ranging from $1.95 to $2.50 per share to various employees. 200,000 of these options are exercisable on a pro rata basis over five years and the remaining are exercisable on January 1, 1998. Also, there were 184,720 options shares issued and outstanding preceding and subsequent to the merger with Everest (see Note 2). As of December 31, 1997 and 1996, 214,720 and 184,720 stock options were exercisable, respectively.

     The following is a summary of stock option activity for the years ended December 31, 1997 and 1996:

                                                                   WEIGHTED
                                                        OPTION      AVERAGE
                                                        SHARES    EXERCISE PRICE   DATE OF EXPIRATION
                                                        ------    -------------   ------------------
Outstanding at January 1, 1996                               -
    Granted                                                  -

    Assumed in connection with merger                  184,720         $2.05         December 31, 2000
    Expired                                                  -

    Exercised                                                -

Outstanding at December 31, 1996                       184,720         $2.05
    Granted                                            300,000         $2.13         100,000 options
                                                                                     on        January 1, 2002
                                                                                     200,000 options
                                                                                     on        October 21,
                                                                                     2007
    Expired                                           (10,000)         $3.00
    Exercised                                                -

Outstanding at December 31, 1997                       474,720         $2.08
                                                       =======


     The Company has adopted Statement No. 123, ("SFAS No. 123") "Accounting for Stock-Based Compensation", which requires the Company to either recognize expense for stock based awards based on the fair value on the date of grant or provide footnote disclosure regarding the impact of such charges. The Company continues to account for stock options pursuant to APB No. 25. Accordingly, the Company does not record compensation costs unless the market price exceeds the exercise price on the date of grant. If the Company had elected to recognize compensation cost based on the fair value of the options granted, the pro forma net loss and net loss per common share would be as follows:

                                                                       UNAUDITED
                                                              -----------------------------
                                                                   FOR THE YEAR ENDED
                                                                      DECEMBER 31,
                                                                   1997            1996
                                                              -------------   -------------
         Net loss applicable to common shares:
              As reported for 1997 and  previously reported
               pro forma for 1996                             $   1,612,156   $   1,065,830
              Pro forma for SFAS No. 123                      $   1,758,116   $   1,083,730

         Net loss per common share:
              As reported for 1997 and previously reported
               pro forma for 1996                             $           0.21$           0.17
              Pro forma for SFAS No. 123                      $           0.23$           0.17

     The value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model using the following weighted average assumptions: expected volatility approximating 157%, risk-free interest rate ranging from 6% to 7%, expected dividends of $0 and expected lives of 5 to 10 years.

12. IMPLEMENTATION OF NEW FINANCIAL ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" and No. 131 "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained income and additional capital in the shareholders' equity section of the balance sheet. SFAS 131 established standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also established standards for disclosures about products and services, geographic areas and major customers. Both statements are effective for fiscal year 1998. The Company has not completed evaluating the impact of implementing the provisions of SFAS Nos. 130 and 131.

                                                                 GUARDIAN INTERNATIONAL, INC.
                                                        SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                         BALANCE AT
                                         BEGINNING OF       CHARGED TO       CHARGED TO OTHER                          BALANCE AT
                                           YEAR         COST AND EXPENSES     ACCOUNTS (A)         DEDUCTIONS (B)      END OF YEAR
                                       --------------   -----------------    ----------------    ------------------    -----------
YEAR ENDED DECEMBER 31, 1997
Allowances deducted from assets for
  Doubtful accounts                    $      166,315        $287,870         $         --       $         (255,337)     $198,848
                                       ==============        ========         ==============     ==================      ========

  Deferred taxes                       $      128,559        $738,282         $         --       $             --        $866,841
                                       ==============        ========         ==============     ==================      ========
     YEAR ENDED DECEMBER 31, 1996
Allowances deducted from assets for
  Doubtful accounts                    $       15,000        $124,015         $       27,300     $             --        $166,315
                                       ==============        ========         ==============     ==================      ========

  Deferred taxes                       $         --          $128,559         $         --       $             --        $128,559
                                       ==============        ========         ==============     ==================      ========


(A) Allowance of subsidiary acquired in merger.

(B) Results from write-offs of accounts receivable.


--------------------------------------------------------------------------------------------------------------------

NO  DEALER,  SALESPERSON  OR ANY  OTHER  PERSON  HAS  BEEN                GUARDIAN INTERNATIONAL, INC.
AUTHORIZED  TO  GIVE  ANY   INFORMATION  OR  TO  MAKE  ANY
REPRESENTATION   OTHER  THAN  THOSE   CONTAINED   IN  THIS
PROSPECTUS,  AND IF  GIVEN OR MADE,  SUCH  INFORMATION  OR
REPRESENTATION  MUST NOT BE  RELIED  UPON AS  HAVING  BEEN
AUTHORIZED   BY  THE  COMPANY  OR  ANY  SELLING   SECURITY
HOLDER.  THIS  PROSPECTUS  DOES NOT CONSTITUTE AN OFFER TO
SELL,  OR  A   SOLICITATION   OF  AN  OFFER  TO  BUY,  ANY
SECURITIES   OTHER  THAN  THE   SHARES   OFFERED  BY  THIS
PROSPECTUS,  NOR DOES IT  CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION  OF AN OFFER TO BUY THE  SHARES  BY ANYONE IN
ANY  JURISDICTION  IN WHICH SUCH OFFER OR  SOLICITATION IS  --------------------------------------------------------
NOT AUTHORIZED,  OR IN WHICH SUCH PERSON MAKING SUCH OFFER
OR  SOLICITATION  IS NOT  QUALIFIED  TO DO  SO,  OR TO ANY  --------------------------------------------------------
PERSON  TO  WHOM IT IS  UNLAWFUL  TO MAKE  SUCH  OFFER  OR                         PROSPECTUS
SOLICITATION.  NEITHER  THE  DELIVERY  OF THIS  PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY  CIRCUMSTANCES
CREATE  ANY  IMPLICATION  THAT THERE HAS BEEN NO CHANGE IN
THE AFFAIRS OF THE  COMPANY  SINCE THE DATE HEREOF OR THAT
THE  INFORMATION  CONTAINED  HEREIN IS  CORRECT  AS OF ANY                     ___________, 1998
TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                    TABLE OF CONTENTS

                                                       PAGE
                                                       ----
Available Information......................              3
Cautionary Note Regarding Forward-Looking
Statements..................................             3
Risk Factors................................             4
Use of Proceeds.............................            16
Selling Security Holders....................            16
Plan of Distribution........................            18
Description of Business.....................            28
Management's Discussion and Analysis
or Plan of Operation........................            43
Legal Matters...............................            57
Experts.....................................            57
Financial Statements........................           F-1

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 78.7502 of the Nevada Revised Statutes ("NRS") provides that Nevada corporations may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer or director of the corporation. Indemnification of directors or officers is not available if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful. Further, in an action brought by the corporation or in the right of the corporation, if the person, after exhaustion of all appeals, is found to be liable to the corporation, or if the person makes payment to the corporation in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification.

         Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders; (2) a majority of a quorum of the board of directors consisting of members of the board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the board of directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the board of directors consisting of members of the board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

         To the extent that a director or officer of a corporation is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, the corporation must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense.

         Nevada law also allows Nevada corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

         Section 78.751 of the NRS provides that any indemnification provided for by NRS 78.7502 (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors or officers who have ceased to hold such positions and to their heirs, executors and administrators.

Section 78.752 of the NRS allows corporations to provide insurance, or other financial arrangements such as a program of self-insurance, for their directors or officers. Such insurance may provide coverage for any liability asserted against the person and liability and expenses incurred by the person in their capacity as a director or officer or arising out of their status as such, whether or not the corporation has the authority to indemnify the person against such liability and expenses. However, no financial arrangement made under
Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

         Article XII of the By-Laws requires indemnification by the Company of each person who serves as a director or officer. A summary of the circumstances in which such indemnification is provided is set forth in the following three paragraphs, but such summary is qualified in its entirety by reference to Article XII.

         In general, any director or officer of the Company who was or is a party to, or is threatened to be made a party, or was or is a witness, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and any appeal therefrom (collectively, a "Proceeding"), by reason of the fact that he is or was a director or officer of such company or is or was serving in any capacity at the request of such company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of an employee benefit plan) shall be indemnified by the Company to the full extent permitted by Nevada law against all liability (which for purposes of Article XII includes all judgments, settlements, penalties and fines) and costs, charges and expenses (including attorneys' fees) asserted against him or incurred by him in connection with any Proceeding.

         Article XII permits the Company to deny indemnification to a person who initiated a Proceeding if the Company denied authorization of the Proceeding within 60 days after receipt of notice of the Proceeding from the indemnified person. Such indemnification for costs, charges and expenses incurred by a person who initiates a suit may not, however, be permitted under Nevada law.

         Article XII also provides that the Company shall advance costs, charges and expenses (including attorneys' fees) incurred by an indemnified person, but permits the Company to withhold advancement of costs to a director or officer in an action in which such person is an adverse party to the Company.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby. Items marked with an asterisk (*) represent estimated expenses. The Company has agreed to pay all the costs and expenses of this offering.

                   SEC Registration Fee .......     $    859.00
                   Legal Fees and Expenses ....       18,000.00*
                   Printing ...................        2,000.00*
                   Accounting Fees and Expenses        2,000.00*
                   Miscellaneous ..............        3,000.00*

                   Total ......................      $25,859.00
                                                     ==========

* Estimate

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         On June 7, 1995, the Company issued 20,000,000 shares of common stock for 100,000 shares of J.A. Industries, Inc. valued at $100,000. The shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act. The shares were issued in a private placement to International Treasury & Investments Ltd.


                                                                                   AGGREGATE
                                                          NUMBER OF                CONSIDERATION
     PURCHASER             DATE OF PURCHASES            COMMON SHARES                  PAID
----------------------     -----------------       ------------------------      ----------------

International Treasury            6/7/95           20,000,000 (before the 1      $100,000 in J.A.
& Investments Ltd.                                 for 20 reverse split)         Industries stock

         On July 5, 1995, the Company issued 3,975,000 shares of Everest common stock to three individuals (or entities owned or controlled by such individuals) for par value. Two of the individuals were officers and directors of the Company. The issuance was exempt from registration in accordance with Rule 701 of the Securities Act. The shares were issued as compensation for services rendered or to be rendered.

                                                                                     AGGREGATE
                                                          NUMBER OF                CONSIDERATION
     PURCHASER             DATE OF PURCHASES            COMMON SHARES                  PAID
----------------------     -----------------       ------------------------      ----------------

427968 B.C. Ltd. (1)             7/5/95            1,325,000 (prior to 1:20          $1,325
                                                    reverse split)

Knight Financial                 7/5/95            1,325,000 (prior to the           $1,325
Ltd. (2)                                            1:20 reverse split)

Steven A. Sanders                7/5/95            1,325,000 (prior to the           $1,325
                                                    1:20 reverse split)

----------
(1)    427968 B.C. Ltd. is controlled by J.A. Michie.

(2)    Knight Financial Ltd. is controlled by Robert Knight.

         In October 1995, the Company issued 500,000 shares of Everest common stock at $2.00 per share. The issuance was exempt from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act. These shares were issued in a private placement to accredited investors.


                                                                   AGGREGATE
                                 DATE OF       NUMBER OF         CONSIDERATION
     PURCHASER                  PURCHASES    COMMON SHARES            PAID
----------------------          ---------    -------------       -------------


427968 B.C. Ltd.(1)              10/13/95          50,000           $100,000

427968 B.C. Ltd.(1)              10/17/95          10,000            $20,000

Royal Bank of Scotland (2)       10/30/95         100,000           $200,000

Anne Huber                       10/31/95          15,000            $30,000

Rodney Adler                     12/04/95         100,000           $200,000

Tiger Eye Investments
[Cayman] Ltd. (3)

                                 12/15/95          75,000           $150,000

International Treasury &
Investments                      12/15/95          75,000           $150,000
Ltd. (4)

Langara Capital Foundation (5)   12/15/95          75,000           $150,000

(1)  427968 B.C. Ltd. is controlled by J.A. Michie.

(2) Royal Bank of Scotland purchased shares for clients of the bank, identities unknown.

(3)  Tiger Eye Investments (Cayman) Ltd. is owned by Campbell Nominees, Ltd.

(4) International Treasury & Investments Ltd. is owned by Warwyck Nominees, Ltd. and an affiliate of G.M. Capital Partners, Ltd.

(5) Langara Capital Foundation is owned by Lichtenstein Trust, administered by J.A. Michie.

     In November 1995, the Company issued 100,000 shares of Everest common stock at $0.01 per share to Frank Bauer in accordance with the terms of the purchase agreement of SDI. These shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

                                                                    AGGREGATE
                                                    NUMBER OF     CONSIDERATION
       PURCHASER            DATE OF PURCHASES     COMMON SHARES       PAID
       ---------            -----------------     -------------   -------------

Frank Bauer                      11/95              100,000           $1,000

     On March 12, 1996, the Company issued 30,000 shares of Everest common stock to employees and directors of the Company as payment for their services. The issuance was exempt from registration under Section 4(2) of the Securities Act.

                                                                    AGGREGATE
                                                    NUMBER OF     CONSIDERATION
       PURCHASER            DATE OF PURCHASES     COMMON SHARES       PAID
       ---------            -----------------     -------------   -------------

Frank Bauer                     3/12/96              10,000          $100

Gary Liscio                     3/12/96               5,000          $ 50

Harvey Doischen                 3/12/96               5,000          $ 50

Karl Gelbard                    3/12/96              10,000          $100

     On August 14, 1996, the Company issued a total of 1,000,000 shares of Everest common stock at $3.50 per share to the following institutions. The issuance was exempt from registration under Regulation S promulgated under the Securities Act.

                                                                    AGGREGATE
                                                    NUMBER OF     CONSIDERATION
       PURCHASER            DATE OF PURCHASES     COMMON SHARES       PAID
       ---------            -----------------     -------------   -------------

Bank of Austria
(Switzerland)                    8/14/96              15,000         $   52,500

Bank Leu                         8/14/96              60,000         $  210,000

Coutts & Co. AG Zurich           8/14/96              15,000         $   52,500

Credit Suisse                    8/14/96             170,000         $  595,000

Darier Hentsch Private

Bank & Trust                     8/14/96              30,000         $  105,000

FAI Overseas Investments         8/14/96             200,000         $  700,000

Royal Bank of Scotland           8/14/96             400,000         $1,400,000

Swiss Bank Corp.                 8/14/96             110,000         $  385,000

     On October 4, 1996, pursuant to a Plan and Agreement of Merger between the Company (then known as Everest Security Systems Corporation) and Guardian International, Inc., a Florida corporation ("Guardian"), 3,226,902 shares of Cass A Common Stock were issued to the shareholders of Guardian in exchange for all of the outstanding shares of common stock of Guardian. These shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.


                                                    NUMBER OF
       PURCHASER            DATE OF PURCHASES     COMMON SHARES
       ---------            -----------------     -------------

Harold Ginsburg                  10/04/96            903,533

Sheilah Ginsburg                 10/04/96            903,533

Richard Ginsburg                 10/04/96            629,246

Rhonda Ginsburg                  10/04/96            629,245

Robert and Nancy Kasky           10/04/96            161,345


     In connection with the acquisition of the assets of Alarm Controls Inc., the Company issued 50,000 shares of Class A Common Stock to Terry E. Akins, issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act, and an option to purchase 100,000 shares of Class A Common Stock at a price of $2.50 per share, pursuant to the Option Agreement dated May 7, 1997.


                                                    NUMBER OF
       PURCHASER            DATE OF PURCHASES     COMMON SHARES
       ---------            -----------------     -------------

    Terry E. Akins              5/7/97                50,000

     On October 21, 1997 and November 24, 1997, pursuant to a Stock Subscription Agreement between the Company and Western, dated as of October 14, 1997, the Company issued 2,500,000 shares of Class A Common Stock and 1,875,000 shares of Series A Preferred Stock to Westar Capital, which assigned its Guardian holdings to Westar Security. (See "Recent Developments -- Investment by Westar Capital, Inc." and "Security Ownership of Certain Beneficial Owners and Management" in
Part I above.) On February 23, 1998, the Company issued 1,600,000 shares of Series B Preferred Stock to Westar Security, Inc. ("Westar Security"), the assignee of Westar Capital, pursuant to a Stock Subscription Agreement dated as of February 23, 1998. These shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act.

     Additionally, the Company issued to Westar Security as of April 1, 1998 19,033 shares of Series A Preferred Stock representing stock dividends for the period from November 24, 1997 through December 31, 1997 as of March 16, 1998. The Company issued to Westar Security 46,041 shares of Series A Preferred Stock representing the stock dividend for the first quarter of 1998 and 17,030 shares of Series B Preferred Stock representing the stock dividend for the period from February 23, 1998 through March 31, 1998. The Company issued to Westar Security 47,678 shares of Series A Preferred Stock and 42,796 shares of Series B Preferred Stock representing the stock dividend for the period from April 1, 1998 through June 30, 1998. These shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act. See "Description of Business -- Recent Developments" and "Security Ownership of Certain Beneficial Owners and Management" in Part I above.

                                                 NUMBER OF SHARES
                                                   OF CLASS A
       PURCHASER            DATE OF PURCHASES     COMMON STOCK
       ---------            -----------------     -------------

Westar Security                 10/21/97           2,500,000

Westar Security                 11/24/97           1,875,000

Westar Security                  3/16/98              19,033

Westar Security                   4/1/98              63,071

Westar Security                   7/1/98              90,474
*  On an as-converted basis.

     On February 23, 1998, the Company issued the Shares to the Selling Security Holders. The Shares were issued in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act and in compliance with the Blue Sky Laws of the State of New York. For a list of persons to whom the Shares were issued, see "Selling Security Holders" above.

ITEM 27.  EXHIBITS.

The following exhibits are filed herewith:

EXHIBIT NO.        DESCRIPTION

3(i)(a) Articles of Incorporation dated October 30, 1986 incorporated by reference to Exhibit 3(i) of the Company's Form 10-SB filed May 6, 1996

3(i)(b) Amendment to the Articles of Incorporation incorporated by reference to Exhibit 3(i)(a) the Company's Form 10-SB filed May 6, 1996

3(i)(c) Amendment to the Articles of Incorporation incorporated by reference to Exhibit 3(i)(b) of the Company's Form 10-SB filed May 6, 1996

3(i)(d) Amendment to the Articles of Incorporation incorporated by reference to Exhibit 3(i)(c) of the Company's Form 10-SB/A filed January 24, 1997

3(ii) Amended and Restated By-Laws of the Company incorporated by reference to Exhibit 3(ii) of the Company's Quarterly Report on Form 10-QSB filed as of November 14, 1997

4(a) Specimen of Class A Common Stock Certificate incorporated by reference to Exhibit 4 of the Company's Form 10SB12G as of June 18, 1996

4(b) See Exhibits 3(i)(a)-(d) and 3(ii) hereto for provision of the Articles and By-Laws defining rights of holders of Class A Common Stock

5                  Opinion of Steel Hector & Davis LLP, relying on Lionel,
                   Sawyer & Collins

10(a) Stock Purchase Agreement effective as of February 23, 1998 incorporated by reference to Exhibit 10(a) of the Company's Form 8-K filed as of March 10, 1998

10(b) Registration Rights Agreement dated as of February 23, 1998 incorporated by reference to Exhibit 10(b) of the Company's Form 8-K filed as of March 10, 1998

10(c) Escrow and Pledge Agreement dated as of February 23, 1998 incorporated by reference to Exhibit 10(c) of the Company's Form 8-K filed as of March 10, 1998

21                 List of Subsidiaries

23(a)              Consent of McKean, Paul, Chrycy, Fletcher & Co.

23(b) Consent of Steel Hector & Davis (contained in Opinion filed as Exhibit 5 to this Registration Statement)

23(c)              Consent of Lionel Sawyer & Collins

24 Power of Attorney (contained on signature page of this Registration Statement)

ITEM 28.  UNDERTAKINGS.

(a)  The undersigned small business issuer hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Richard Ginsburg and Darius G. Nevin, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him and in his name, place, and stead in any and all capacities to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent and each of them full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Hollywood, Florida on July 24, 1998.

                                               GUARDIAN INTERNATIONAL, INC.

                                               By: /s/ RICHARD GINSBURG
                                                  -----------------------------
                                                  Richard Ginsburg
                                                  President and Chief Executive
                                                  Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


/s/ RICHARD GINSBURG        President, Chief Executive Officer and      July 24, 1998
--------------------        Director (Principal Executive Officer)
Richard Ginsburg

/s/ DARIUS G. NEVIN         Chief Financial Officer, Vice President     July 24, 1998
--------------------        and Director (Principal Financial and
Darius G. Nevin             Accounting Officer)

/s/ HAROLD GINSBURG         Chairman of the Board and Director          July 24, 1998
-------------------
Harold Ginsburg

/s/ SHEILAH GINSBURG        Director                                    July 24, 1998
--------------------
Sheilah Ginsburg




/s/ WILLIAM REMINGTON       Director                                    July 24, 1998
---------------------
William Remington

/s/ DOUGLAS T. LAKE         Director                                    July 24, 1998
-------------------
Douglas T. Lake


                                  EXHIBIT INDEX

EXHIBIT NO.        DESCRIPTION

3(i)(a) Articles of Incorporation dated October 30, 1986 incorporated by reference to Exhibit 3(i) of the Company's Form 10-SB filed May 6, 1996

3(i)(b) Amendment to the Articles of Incorporation incorporated by reference to Exhibit 3(i)(a) the Company's Form 10-SB filed May 6, 1996

3(i)(c) Amendment to the Articles of Incorporation incorporated by reference to Exhibit 3(i)(b) of the Company's Form 10-SB filed May 6, 1996

3(i)(d) Amendment to the Articles of Incorporation incorporated by reference to Exhibit 3(i)(c) of the Company's Form 10-SB/A filed January 24, 1997

3(ii) Amended and Restated By-Laws of the Company incorporated by reference to Exhibit 3(ii) of the Company's Quarterly Report on Form 10-QSB filed as of November 14, 1997

4(a) Specimen of Class A Common Stock Certificate incorporated by reference to Exhibit 4 of the Company's Form 10SB12G as of June 18, 1996

4(b) See Exhibits 3(i)(a)-(d) and 3(ii) hereto for provision of the Articles and By-Laws defining rights of holders of Class A Common Stock

5                  Opinion of Steel Hector & Davis LLP, relying on Lionel,
                   Sawyer & Collins

10(a) Stock Purchase Agreement effective as of February 23, 1998 incorporated by reference to Exhibit 10(a) of the Company's Form 8-K filed as of March 10, 1998

10(b) Registration Rights Agreement dated as of February 23, 1998 incorporated by reference to Exhibit 10(b) of the Company's Form 8-K filed as of March 10, 1998

10(c) Escrow and Pledge Agreement dated as of February 23, 1998 incorporated by reference to Exhibit 10(c) of the Company's Form 8-K filed as of March 10, 1998

21                 List of Subsidiaries

23(a)              Consent of McKean, Paul, Chrycy, Fletcher & Co.

23(b) Consent of Steel Hector & Davis (contained in Opinion filed as Exhibit 5 to this Registration Statement)

23(c)              Consent of Lionel Sawyer & Collins

24 Power of Attorney (contained on signature page of this Registration Statement)